Exhibit 10.2

Enanta has requested that portions of this document be accorded confidential treatment pursuant to Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended.

COLLABORATION AND LICENSE AGREEMENT

This COLLABORATION AND LICENSE AGREEMENT (“Agreement”) is made as of February 16, 2012 (“Effective Date”), by and between Novartis Institutes for BioMedical Research, Inc., with its principal office at 250 Massachusetts Avenue, Cambridge, Massachusetts 02139 (“Novartis”) and Enanta Pharmaceuticals, Inc., with its principal office at 500 Arsenal Street, Watertown, Massachusetts 02472 (“Enanta”). Novartis and Enanta are each referred to individually as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, Novartis and its Affiliates are in the business of discovering, developing, manufacturing, marketing and selling pharmaceuticals worldwide;

WHEREAS, Enanta owns or Controls the Enanta IP relating to the Enanta Compounds;

WHEREAS, Enanta and Novartis are interested in generating Collaboration Compounds and new Enanta Compounds that target NS5A; and

WHEREAS, Novartis wishes to obtain, and Enanta wishes to grant, exclusive rights to the Enanta Compounds and the Collaboration Compounds in the Field and in the Territory on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Parties agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions. Unless the context otherwise requires, the terms in this Agreement with initial letters capitalized, shall have the meanings set forth below, or the meaning as designated in the indicated places throughout this Agreement.

“Accounting Standards” means, with respect to Enanta, US GAAP (United States Generally Accepted Accounting Principles) and, with respect to Novartis, the IFRS (International Financial Reporting Standards), in each case, as generally and consistently applied throughout the Party’s organization. Each Party shall promptly notify the other in writing in the event that it changes the Accounting Standards pursuant to which its records are maintained, it being understood that each Party may only use internationally recognized accounting principles (e.g. IFRS, US GAAP, etc).

“Acquired Product” shall have the meaning set forth in Section 4.3.

“Acquired Program” shall have the meaning set forth in Section 4.3.

“Acquirer” shall have the meaning set forth in the definition of Change of Control.

Confidential materials omitted and filed separately with the Securities and Exchange

Commission. Asterisks denote such omission.

“Affiliate” means, with respect to a Party, any entity or person that controls, is controlled by, or is under common control with that Party. For the purpose of this definition, ‘control’ or ‘controlled’ means, direct or indirect, ownership of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors in the case of a corporation or fifty percent (50%) or more of the equity interest in the case of any other type of legal entity; status as a general partner in any partnership; or any other arrangement whereby the entity or person controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity or the ability to cause the direction of the management or policies of a corporation or other entity. The Parties acknowledge that in the case of entities organized under the laws of certain countries where the maximum percentage ownership permitted by law for a foreign investor is less than fifty percent (50%), such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity.

“Alliance Manager” shall have the meaning set forth in Section 5.1.

“Blended Rate” means (a) the total amount of royalties (stated in United States Dollars) that would be payable with respect to the relevant Product under Sections 11.3 and 11.4 in all countries where royalties are due for Products as determined in accordance with the methodology provided in Section 11.5, without any applicable reduction in the royalty rate under Section 11.6 and/or 11.7, divided by (b) the total Net Sales (stated in United States Dollars) of such Product in that same period in such countries, expressed as a percentage.

“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

“Calendar Year” means a period of twelve (12) consecutive calendar months ending on December 31.

“Change of Control” means, following the Effective Date, the occurrence that any Third Party, or group of Third Parties acting in concert (collectively, an “Acquirer”): (a) becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the total voting power of the stock of Enanta or its Affiliates then outstanding and normally entitled to vote in elections of its or their board of directors; (b) consolidates with or merges with or into Enanta or its Affiliates pursuant to a transaction in which more than fifty percent (50%) of the total voting power of the voting securities outstanding of the surviving entity normally entitled to vote in elections of directors (or equivalent governing body) is not held by the Persons holding at least fifty percent (50%) of the outstanding shares of the relevant entity preceding such consolidation or merger; (c) obtains, whether through conveyance, assignment, transfer or lease, all or substantially all of the assets of Enanta or its Affiliates; or (d) acquires effective control of the management and policies of Enanta or its Affiliates.

“Claims” means all Third Party demands, claims, actions, proceedings and liability (whether criminal or civil, in contract, tort or otherwise) for losses, damages, reasonable legal costs and other reasonable expenses of any nature whatsoever.

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“Co-Detail Notice” has the meaning set forth in Section 10.2.

“Co-Detail Option Exercise Notice” has the meaning set forth in Section 10.3.

“Co-Detailing/Co-Detail” means co-Detailing activities for the Products to be conducted by Enanta through its own sales force in the United States in the event that Enanta exercises its rights under Section 10.2.

“Co-Detailing Agreement” has the meaning set forth in Section 10.3(c).

“Collaboration Compound” means any NS5A Compound that is not an Enanta Compound and that is conceived of, reduced to practice or created (i) in the course of performance of the Research Program, or (ii) in the course of any exercise by Novartis or its Affiliates of the license granted in Section 3.1(b) or otherwise through the material use of any scientific Confidential Information of Enanta, including any complexes, chelates, clathrates, esters, salts, stereoisomers, enantiomers, pro-drug forms, hydrates, solvates, polymorphs, other non-covalent derivatives, metabolites, and crystalline forms of any such compounds.

“Collaboration IP” means all Patent Rights, Know-How and other intellectual property that is owned or Controlled by either Party or its Affiliates, and (i) generated in the course of performance of the Research Program, or (ii) generated by Novartis or its Affiliates outside of the Research Program in the course of any exercise by Novartis or its Affiliates of the licenses granted hereunder and directly related to or claiming the structure of any Collaboration Compound, or directly related to the use, formulation or manufacture of any such Collaboration Compound, provided that in no event shall Collaboration IP include any Enanta Patents or any Enanta Know-How.

“Combination Products” mean any pharmaceutical product (in any formulation) containing one or more active pharmaceutical ingredients in addition to a Licensed Compound.

“Commercialize” means to market, promote, distribute, import, export, offer to sell and/or sell Product and/or conduct other Commercialization, and “Commercialization” means commercialization activities relating to Product(s), including activities relating to marketing, promoting, distributing, importing, exporting, offering for sale and/or selling Product(s).

“Commercially Reasonable Efforts” means the diligent expenditure of those efforts and resources that Novartis or its Affiliates would reasonably use were it developing or commercializing its own pharmaceutical product that is of similar market and profit potential and of similar risk profile at a similar stage in its product life as the applicable Product, taking into account, among other things, anticipated product labeling, anticipated financial return, relevant medical and clinical considerations, anticipated regulatory environment and competitive market conditions, all as measured by the facts

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and circumstances at the time such efforts are due. For clarity, it is understood and acknowledged that Commercially Reasonable Efforts in the Development or Commercialization of a Product may include sequential implementation of clinical trials and/or intervals between clinical trials for data interpretation and clinical program planning and approval, to the extent such implementation is consistent with the scientific, technical and commercial factors relevant to Development or Commercialization of such Product in the relevant country.

“Competing Product” means any product containing an NS5A Compound or related product, alone or in combination with another active pharmaceutical ingredient, which is not a Licensed Compound or Product.

“Confidential Information” means all Know-How and other proprietary information and data of a financial, commercial or technical nature which the disclosing Party or any of its Affiliates has supplied or otherwise made available to the other Party or its Affiliates, whether disclosure is made orally, in writing or in electronic form, and including any other information deemed Confidential information as expressly provided in this Agreement.

“Control” or “Controlled” means, with respect to any Know How, Patent Rights, other intellectual property rights, or any proprietary or trade secret information, the legal authority or right (whether by ownership, license or otherwise) of a Party to grant a license or a sublicense of or under such Know How, Patent Rights, or intellectual property rights to the other Party as contemplated hereunder, or to otherwise disclose such proprietary or trade secret information to the other Party as contemplated hereunder, without breaching the terms of any agreement with a Third Party, or misappropriating the proprietary or trade secret information of a Third Party.

“Detail” means a face to face discussion between a sales representative and a Prescriber for the purposes of discussing and informing such Prescriber of the characteristics of the Products. When used as a verb, the terms “Detail” or “Detailing” means to perform a Detail.

“Develop” or “Development” means preclinical and clinical drug development activities relating to Licensed Compounds or Products, including, without limitation, test method development and stability testing, assay and audit development, toxicology, formulation, quality assurance and quality control development, statistical analysis, clinical trials and regulatory affairs, and the preparation, filing and prosecution of new drug applications and Regulatory Approvals and their equivalent worldwide.

“EMA” means the European Medicines Agency or any successor entity thereto.

“Enanta Background IF” means, subject to Section 20.1, all Patent Rights, Know-How and other intellectual property that are Controlled by Enanta or its Affiliates during the Term that are not included within Enanta IP or Collaboration IP and that are necessary or useful for the conduct of the Research Program or the Development, manufacture, Commercialization, use, importation or sale of Licensed Compound(s) or Product(s) in

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the Field and in the Territory, provided that Enanta Background IP shall not include Patent Rights, Know-How or other intellectual property to the extent relating to any compound whose structure is proprietary to Enanta or its Affiliates and that is not an NS5A Compound, whether used alone or in combination with any other molecule, including without limitation any NS5A Compound.

“Enanta Compound” means (i) the small molecule known as EDP-239 and any other NS5A Compound claimed in the Enanta Patents, including any complexes, chelates, clathrates, esters, salts, stereoisomers, enantiomers, pro-drug forms, hydrates, solvates, polymorphs, other non-covalent derivatives, metabolites, and crystalline forms of such compounds to the extent such structures are claimed in the Enanta Patents, and (ii) any other novel NS5A Compounds which are proprietary to and Controlled by Enanta as of the Effective Date, but which are not claimed in the Enanta Patents as of such date.

“Enanta IP” means the Enanta Patents and Enanta Know-How.

“Enanta Know-How” means any Know-How owned or Controlled by Enanta or any of its Affiliates relating to the Licensed Compounds that is reasonably necessary or useful for the research, Development, manufacture, Commercialization, use, importation or sale of Licensed Compound(s) in the Field and in the Territory and that is not generated solely or jointly by Enanta or its Affiliates in the course of performance of the Research Program. However, Enanta Know-How shall not include Know-How owned or Controlled by Enanta or its Affiliates to the extent not relating to NS5A Compounds, including Know-How directed to combination therapies, and which is or may be or become owned or Controlled by Enanta or its Affiliates, and which is or may become exclusively licensed to Third Parties in connection with collaborations regarding proprietary compounds directed to HCV-relevant targets other than NS5A.

“Enanta Patents” means the patents and patent applications identified in Exhibit A and all Patent Rights claiming priority thereto, and any other Patent Rights that are not Collaboration IP and are owned or Controlled by Enanta or any of its Affiliates to the extent they include claims to novel NS5A Compounds. However, Enanta Patents shall not include claims in Patent Rights not listed in Exhibit A owned or Controlled by Enanta or its Affiliates which do not claim Enanta’s novel NS5A Compound structures, including claims directed to combination therapies, and which are or may be or become owned or Controlled by Enanta or its Affiliates, and which are or may become exclusively licensed to Third Parties in connection with collaborations regarding Enanta’s proprietary compounds directed to HCV-relevant targets other than NS5A.

“Encumbrance” means any claim, charge, equitable interest, hypothecation, lien, mortgage, pledge, option, license, assignment to a Third Party, power of sale, retention of title by a Third Party, right of pre-emption, right of first refusal or security interest of any kind.

“FDA” means the United States Food and Drug Administration or any successor entity thereto.

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“Field” means all uses.

“First Commercial Sale” means the first sale of a Product by or under the authority of Novartis or an Affiliate, or a sublicensee of Novartis or of a Novartis Affiliate, to a Third Party in a country in the Territory following Regulatory Approval of such Product in that country or, if no such Regulatory Approval or similar marketing approval is required, the date upon which such Product is first commercially launched in such country; provided that First Commercial Sale shall not include any distribution or other sale solely for so-called treatment IND sales, named patient sales, compassionate or emergency use sales and pre-license sales.

“FPFV” means the administration of the first dose of a Licensed Compound or Product to the first patient (or volunteer, as relevant) while participating in a clinical trial.

“FTE Rate” shall mean a rate of [*****] per annum based on the yearly time for a full-time equivalent scientific employee during the Research Term, consisting of a total of [*****] hours per annum (“FTE”), to be pro-rated on a daily basis if necessary (per annum amount to be divided by [*****] to produce the rate per whole day consisting of eight hours); such rate to be restricted to scientific work and managerial activities related directly to the Research Program. For the avoidance of doubt, such rate includes all benefits, travel, overhead and any other expenses.

“Generic Equivalent” means any product with the same active ingredient and administration route as the Product bioequivalent to and substitutable (i.e., “AA” or “AB” therapeutic equivalence code or other therapeutic equivalence code hereafter created with similar meaning) for the Product and that is sold under an ANDA or NDA pursuant to the FDC Act, or pursuant to the applicable law of the relevant jurisdiction.

“IND” means an Investigational New Drug application in the US filed with the FDA or the corresponding application for the investigation of Products in any other country or group of countries, as defined in the applicable laws and regulations and filed with the Regulatory Authority of the relevant country or group of countries.

“Insolvency Event” means, in relation to either Party, any one of the following: (a) that Party becomes insolvent (as determined under the laws of that Party’s jurisdiction of organization); (b) that Party is the subject of voluntary or involuntary bankruptcy proceedings instituted on behalf of or against such Party (except for involuntary bankruptcy proceedings which are dismissed within sixty (60) days); (c) an administrative receiver, receiver and manager, interim receiver, custodian, sequestrator or similar officer is appointed in respect of that Party; (d) a resolution shall have been passed by that Party’s directors or stockholders to wind up that Party, other than a resolution for the solvent reconstruction or reorganization of that Party; (e) a resolution shall have been passed by that Party’s directors or stockholders to make an application for an administration order or to appoint an administrator; or (f) that Party proposes or makes any general assignment, composition or arrangement with or for the benefit of all or some of that Party’s creditors or makes or suspends or threatens to suspend making payments to all or some of that Party’s creditors or the Party submits to any type of voluntary arrangement.

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“Invoice” shall mean an invoice substantially in the form of Exhibit C.

“Joint Steering Committee” or “JSC” means the committee established as set forth in Section 5.2.

“Know-How” means all technical information, know-how and data, including inventions (whether patentable or not), discoveries, trade secrets, specifications, instructions, processes, formulae, materials, expertise and other technology applicable to compounds, formulations, compositions, products or to their manufacture, development, registration, use or commercialization or methods of assaying or testing them or processes for their manufacture, formulations containing them, compositions incorporating or comprising them and including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, preclinical and clinical data, instructions, processes, formulae, expertise and information, regulatory filings and copies thereof, relevant to the development, manufacture, use or commercialization of and/or which may be useful in studying, testing, development, production or formulation of products, or intermediates for the synthesis thereof.

“Knowledge” means the actual knowledge of Enanta.

“Licensed Compound” means any Enanta Compound or Collaboration Compound.

“Loss of Market Exclusivity” means, with respect to any Product in any country, the following has occurred: (a) the Net Sales of such Product in that country in any Calendar Year are less than [*****] in any Calendar Year of such Product in that country immediately preceding the launch of a Generic Equivalent; and (b) the decline in such sales is attributable in material part to the marketing or sale in such country of a Generic Equivalent of such Product by a Third Party.

“MAA” means an application for the authorization to market the Product in any country or group of countries outside the United States, as defined in the applicable laws and regulations, and filed with the Regulatory Authority, of a given country or group of countries.

“Major EU Country” means any of France, Germany, Italy, Spain and the United Kingdom.

“Milestones” means the milestone events relating to the Products as set forth in Section 11.2.

“Milestone Payments” means the payments to be made by Novartis to Enanta upon the achievement of the corresponding Milestones as set forth in Section 11.2.

“NDA” means a New Drug Application in the United States for authorization to market the Product, as defined in the applicable laws and regulations of, and filed with, the FDA.

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“Net Sales” means, with respect to any Product, the gross amount invoiced by or on behalf of Novartis or any of its Affiliates or its or its Affiliates’ sublicensees (a “Seller”) for such Product sold to Third Parties (other than to any such sublicensees for resale) in bona fide, arm’s length transactions, less deductions from gross sales booked on an accrual basis as determined in accordance with Novartis’ Accounting Standards as consistently applied, less a deduction of [*****] for uncollectible amounts on previously sold items. The deductions from gross sales in accordance with Novartis Accounting Standards may include, without limitation, the following:

(i)	normal trade and cash discounts actually given;

(ii)	amounts repaid or credited by reasons of defects, rejections, recalls or returns;

(iii)	rebates and chargebacks granted to customers and third parties (including, without limitation, Medicare, Medicaid, Managed Healthcare and similar types of rebates);

(iv)	any amounts recorded in gross revenue associated with goods provided to customers for free;

(v)	amounts provided or credited to customers through coupons and other discount programs to the extent consistent with Seller’s normal practices;

(vi)	delayed ship order credits, discounts or payments related to the impact of price increases between purchase and shipping dates;

(vii)	fee for service payments to customers for any non-separable services (including compensation for maintaining agreed inventory levels and providing information) to the extent consistent with Seller’s normal practices; and

(viii)	other specifically identifiable deductions substantially similar to those itemized above in accordance with Novartis’ Accounting Standards.

With respect to the calculation of Net Sales:

(1)	Net Sales shall only include the value charged or invoiced on the first arm’s length sale to a Third Party, and sales between or among Novartis and its Affiliates and any sublicensees of either shall be disregarded for purposes of calculating Net Sales;

(2)	If a Product is delivered to the Third Party before being invoiced (or is not invoiced), Net Sales will be calculated at the time that the revenue recognition criteria under Novartis Accounting Standards are met;

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(3)	In the case of any sale of any Product that is not an arm’s-length transaction exclusively for cash, Net Sales shall be calculated as above on the fair market value of the non-cash consideration received as reasonably determined by Novartis.

(4)	In the event that the Product is sold as a Combination Product, the Net Sales will be calculated by multiplying the Net Sales of the Combination Product by the fraction, A/(A+B) where A is the weighted (by sales volume) average sale price in the relevant country of the Product containing the Licensed Compound as the sole active ingredient in finished form, and B is the weighted average sale price (by sales volume) in that country of the product(s) containing the other active pharmaceutical ingredient(s) as the sole active ingredient(s) in finished form. Regarding prices comprised in the weighted average price when sold separately referred to above, if these are available for different dosages from the dosages of Licensed Compound and other active pharmaceutical ingredient(s) that are included in the Combination Product, then Novartis shall be entitled to make a reasonable proportional adjustment to such prices in calculating the royalty-bearing Net Sales of the Combination Product following consultation with Enanta. If the product(s) containing the Licensed Compound or the other active pharmaceutical ingredient(s) as the sole active ingredient(s) are not sold as such and thus the weighted average sale price cannot be determined, the calculation of Net Sales for Combination Products will be agreed by the Parties at least thirty (30) days prior to the First Commercial Sale of such Combination Product based on the relative value contributed by each active pharmaceutical ingredient (each Party’s agreement not to be unreasonably withheld or delayed).

“Novartis Exclusivity Period” shall have the meaning set forth in Section 4.2.

“NS5A Compound” shall mean a molecule: (a) to which [*****] that are [*****] to its inhibitory effects contain [*****]; (b) whose activity against [*****] that is required for HCV replication is [*****]; and (c) that inhibits replication of [*****].

“Patent Rights” means all patents and patent applications, including all divisionals, continuations, substitutions, continuations-in-part, re-examinations, reissues, additions, renewals, extensions, registrations, and supplemental protection certificates and the like of any of the foregoing.

“Person” means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity.

“Phase I Clinical Trial” means a study in humans which provides for the first introduction into humans of a product, conducted in normal volunteers or patients to get information on product safety, tolerability, pharmacological activity or pharmacokinetics, as more fully defined in 21 C.F.R. § 312.21(a) (or the foreign equivalent thereof).

“Phase II Clinical Trial” means a study in humans of the safety, dose ranging and efficacy of a product, which is prospectively designed to generate sufficient data (if successful) to commence pivotal clinical trials, as further defined in 21 C.F.R. § 312.21(b) (or the foreign equivalent thereof).

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“Phase III Clinical Trial” means a controlled study in humans of the efficacy and safety of a product, which is prospectively designed to demonstrate statistically whether such product is effective and safe for use in a particular indication in a manner sufficient to file an application to obtain Regulatory Approval to market the product, as further defined in 21 C.F.R. § 312.21(c) (or the foreign equivalent thereof).

“Prescriber” means a healthcare professional authorized to prescribe a Product or issue hospital orders for a Product, or those other allied professionals that are part of the treatment team and who are recognized for this purpose in the Commercialization plan, as applicable.

“Prior CDA” means the Confidentiality Agreement between the Parties dated as of September 30, 2009 and amended on November 17, 2011, and the Confidentiality Agreement between Parties dated September 9, 2011.

“Product” means any pharmaceutical preparation (including drug substance and drug product) incorporating a Licensed Compound as an active ingredient, alone or in combination with other active ingredients.

“Regulatory Approval” means any and all approvals (including any applicable governmental price and reimbursement approvals), licenses, registrations, or authorizations of any Regulatory Authority that are necessary for the marketing and sale of a Product in the relevant country or group of countries.

“Regulatory Authority” means any governmental agency or authority responsible for granting Regulatory Approvals for Products, including the FDA, EMA and any corresponding national or regional regulatory authorities, as relevant.

“Regulatory Filings” means, with respect to the Licensed Compound(s) or Product(s), any submission to a Regulatory Authority of any appropriate regulatory application, and shall include, without limitation, any submission to a regulatory advisory board, marketing authorization application, and any supplement or amendment thereto. For the avoidance of doubt, Regulatory Filings shall include any IND, NDA or the corresponding application in any other country or group of countries.

“Research Plan” means the research plan attached as Exhibit B to this Agreement and any amendments thereto.

“Research Program” means all research and drug discovery activities conducted solely or jointly by the Parties during the Research Term pursuant to the Research Plan.

“Research Term” means the period of funded research described in Section 2.3 (as may be extended in accordance therewith and as shall terminate if the Term earlier terminates).

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“Royalty Term” shall have the meaning set forth in Section 11.3(b).

“Sales and Royalty Report” means a written report or reports showing, on a Product-by-Product, and country-by-country basis, each of: (a) the Net Sales of each Product in each country in the Territory during the reporting period by Novartis and its Affiliates and their respective sublicensees; (b) the royalties payable, in United States Dollars, which shall have accrued hereunder with respect to such Net Sales; (c) withholding taxes, if any, required by applicable law to be deducted with respect to such royalties; and (d) the rate of exchange used by Novartis in determining the amount of United States Dollars payable hereunder, as determined in accordance with Section 12.2. If no royalty or payment is due for any reporting period hereunder, Novartis shall so report.

“Senior Officers” means, for Novartis, the Chief Executive Officer of Novartis or his/her designee, and for Enanta, the Chief Executive Officer of Enanta or his/her designee.

“Significant Pharmaceutical Company” means, with respect to a given Change of Control transaction, a company in the pharmaceutical industry that, in its most recent fiscal year completed prior to the announcement of such Change of Control had annual sales in excess of [*****], as reflected in such company’s financial statements, based on the prevailing currency exchange rates in effect on the last business day of such fiscal year as quoted at Bloomberg.com, as relevant.

“Term” shall have the meaning set forth in Section 15.1.

“Territory” means worldwide.

“Third Party” means any Person other than a Party or an Affiliate of a Party.

“United States” or “US” means the United States of America, its territories and possessions.

“USD” or “$” means United States Dollars, the lawful currency of the United States.

“Valid Claim” means: (a) a claim of an issued and unexpired patent under the Enanta IP or Collaboration IP, or a supplementary protection certificate thereof, which has not been held permanently revoked, unenforceable or invalid by a decision of a court, patent office or other forum of competent jurisdiction, unappealable or unappealed within the time allowed for appeal and that is not admitted to be invalid or unenforceable through reissue, disclaimer or otherwise (i.e., only to the extent the subject matter is disclaimed or is sought to be deleted or amended through reissue); or (b) a claim of a pending patent application under the Enanta IP or Collaboration IP that has not been abandoned, finally rejected or expired without the possibility of appeal or refiling; provided that “Valid Claim” shall exclude any such claim in such a pending application that has not been granted within six (6) years following the earliest priority filing date for such claim (unless and until such claim is granted).

1.2	Interpretation. In this Agreement, unless otherwise specified:

(a)	“includes” and ‘including’ shall mean respectively includes and including without limitation;

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(b)	a Party includes its permitted assignees and/or the respective successors in title to substantially the whole of its undertaking;

(c)	a statute or statutory instrument or any of their provisions is to be construed as a reference to that statute or statutory instrument or such provision as the same may have been or may from time to time hereafter be amended or re-enacted;

(d)	words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders;

(e)	the Exhibits and other attachments form part of the operative provision of this Agreement and references to this Agreement shall, unless the context otherwise requires, include references to the Exhibits and attachments;

(f)	the headings in this Agreement are for information only and shall not be considered in the interpretation of this Agreement;

(g)	general words shall not be given a restrictive interpretation by reason of their being preceded or followed by words indicating a particular class of acts, matters or things; and

(h)	the Parties agree that the terms and conditions of this Agreement are the result of negotiations between the Parties and that this Agreement shall not be construed in favor of or against any Party by reason of the extent to which any Party participated in the preparation of this Agreement.

2.	RESEARCH PROGRAM.

2.1	Goal. The objective of the Research Program shall be to discover, characterize, and optimize Enanta Compounds and/or Collaboration Compounds suitable for Development and Commercialization by Novartis and its Affiliates as Product(s).

2.2

Research Plan; Recordkeeping. During the Research Term, each Party and its Affiliates shall use commercially reasonable efforts to perform their obligations under the Research Plan including by applying such tools, assays, reagents, capabilities and the like as are useful to the Research Program, based on the application of reasonable scientific judgment. An initial outline of the Research Plan shall be attached to this Agreement as Exhibit B. The final Research Plan, shall be approved by the JSC within thirty (30) days after the Effective Date. Each Party and its Affiliates shall maintain complete and accurate records of all work, results, data, and developments made pursuant to its efforts under the Research Plan. Such records shall fully and properly reflect all work done and results in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes. Each Party and its Affiliates shall grant to the other Party and its Affiliates reasonable access to all data (including, without limitation, all primary data and

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data contained in laboratory notebooks) that is generated in the course of performance of the Research Program. Each Party shall maintain such laboratory notebooks and associated accessory records substantially in accordance with the requirements of Exhibit E. Novartis and its Affiliates shall also have the right, at reasonable intervals and upon reasonable notice to Enanta, to have authenticated copies of such records made to use and transfer as permitted hereunder. Any data not otherwise contained in laboratory notebooks and relevant to the Research Program or to Collaboration IP shall be provided to Novartis upon reasonable request in a format mutually agreed by the Parties. In the event of a termination of this Agreement by Enanta pursuant to Section 15.2(a) or 15.4 or by Novartis pursuant to 15.3, Enanta shall have the right, at reasonable intervals and upon reasonable notice to Novartis, to have authenticated copies made of Novartis’ laboratory notebooks and associated accessory records relevant to the Research Program or to Collaboration IP, to use and transfer as permitted hereunder, and any data not otherwise contained in laboratory notebooks and relevant to the Research Program or to Collaboration IP shall be provided to Enanta upon reasonable request in a format mutually agreed by the Parties.

2.3

Term and Scope of Research Program. The Research Program shall commence on the Effective Date and shall continue until the first (1st) anniversary of the Effective Date (the “Research Term”). No later than [*****] months prior to expiration of the Research Term, the Parties may agree to extend the Research Term and shall discuss, in good faith, the scope of additional research funding to be provided to Enanta by Novartis and the proposed Research Plan. In the event of a Change of Control, Novartis may terminate the Research Program by providing thirty (30) days’ prior written notice to Enanta.

3.	LICENSES

3.1	License Grant.

(a)	Subject to the terms and conditions of this Agreement, Enanta and its Affiliates hereby grant to Novartis and its Affiliates an exclusive (even as to Enanta and its Affiliates), royalty-bearing, sublicensable (pursuant to Section 3.2) license, under the Enanta IP and the Collaboration IP to Develop, have developed, make, have made, use, distribute, have distributed, export, have exported, import, have imported, promote, have promoted, market, have marketed, sell, have sold and offer to sell and otherwise Commercialize the Licensed Compound(s) and Product(s) in the Field and in the Territory.

(b)	Subject to the terms and conditions of this Agreement, Enanta and its Affiliates hereby grant to Novartis and its Affiliates an exclusive (even as to Enanta and its Affiliates), royalty-bearing, sublicensable (pursuant to Section 3.2(c)) license, under the Enanta IP and the Collaboration IP to research Licensed Compound(s) and Product(s) for exploitation in the Field and in the Territory pursuant to the license granted in (a) above.

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(c)	The exclusive licenses granted above shall be subject to Enanta’s right to perform those aspects of the Research Program required to be performed by Enanta as provided in this Agreement and described in the Research Plan, or as otherwise approved by the JSC.

3.2	Sublicensing and Subcontracting Rights.

(a)	Novartis and its Affiliates may sublicense the rights granted by Enanta under Section 3.1(a) of this Agreement at any time at its/their sole discretion and without approval of Enanta, provided that Novartis shall remain responsible for the performance of this Agreement and shall cause such Third Party to comply with all applicable terms and conditions of this Agreement.

(b)	Notwithstanding any other provision of this Agreement, neither Novartis nor any of its Affiliates shall have the right to grant any sublicense which is a Naked Patent License to any Third Party under any Patent Rights within the Enanta IP or any Patent Rights within the Collaboration IP that are owned solely by Enanta without the prior written consent of Enanta, which consent shall not be unreasonably withheld, conditioned, or delayed. For purposes hereof, a “Naked Patent License” shall mean a sublicense under the relevant Patent Rights granted to a Third Party and permitting the Development or Commercialization of a Licensed Compound or Product that was not under active Development or Commercialization by Novartis under the terms of this Agreement as of the time the relevant sublicense is granted. For clarity, this Section shall not prohibit any activities permitted by Section 3.2(c) below.

(c)	In addition, Novartis may subcontract to Third Parties the performance of tasks and obligations reasonably related to Novartis’ research, Development and Commercialization of Licensed Compounds and Products hereunder as Novartis deems reasonably appropriate, which subcontract may include a sublicense of rights necessary to performance of the subcontract as reasonably required, provided that Novartis shall at all times remain primarily responsible and liable to Enanta for all such activities as if such activities had been undertaken by Novartis, for any failure of any subcontractor to comply with the terms of this Agreement, and Novartis shall be fully liable to accordingly indemnify Enanta against any loss, damages, costs, claims or expenses which are awarded against, or incurred by Enanta as a result of any breach by any subcontractor of any of the provisions of the relevant subcontract, as if the breach had been that of Novartis.

3.3	Enanta Background IP. Subject to Section 20.1, Enanta and its Affiliates hereby grant to Novartis and its Affiliates a non-exclusive license under the Enanta Background IP (with the right to sublicense solely in connection with, and as reasonably relevant to, a sublicense granted pursuant to Section 3.2) to research, Develop, have developed, make, have made, use, distribute, have distributed, export, have exported, import, have imported, promote, have promoted, market, have marketed, sell, have sold and offer to sell and otherwise Commercialize the Licensed Compound(s) and Product(s) in the Field in the Territory.

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3.4	No Other Rights. Novartis and its Affiliates expressly acknowledge and agree that they will not use Confidential Information of Enanta in the research, development, or commercialization of any NS5A Compound that is not a Product, as defined in this Agreement, and shall have no rights to do so under any license or other right granted herein. Each Party expressly reserves and retains all intellectual property rights not expressly granted herein, and no right or license under any Patent Rights, trademarks, Know-How or other proprietary rights of either Party is granted or shall be granted by implication. Except as otherwise expressly provided in this Agreement, neither Party shall receive any rights under this Agreement to own, use or access the Patent Rights, Know-How or other intellectual property of the other Party.

4.	EXCLUSIVITY

4.1	Enanta Exclusivity to Novartis. During the Term of this Agreement, other than the performance of the Research Program during the Research Term, Enanta and its Affiliates will not, alone or in collaboration with a Third Party, anywhere in the Territory, research, develop, manufacture or commercialize a Competing Product. Notwithstanding the foregoing, such prohibition shall not prevent Enanta and its Affiliates from participating in (including without limitation receiving payments under) agreements with Third Parties with respect to products which include another active pharmaceutical ingredient used in combination with an NS5A Compound, so long as Enanta has no active research or development role with respect to such NS5A Compound, and so long as Enanta provides no Enanta Know-How, and grants no rights under the Enanta IP or Collaboration IP, with respect to the research, development, manufacture or commercialization of such NS5A Compounds under any such agreement. Notwithstanding anything in this Agreement to the contrary, in the event of a Change of Control of Enanta, the exclusivity obligations of Enanta set forth above shall not restrict the research, development or commercialization of any compound, product or program owned or controlled by the relevant Acquirer, so long as all such activities are conducted independent of the Enanta scientific team (as it exists at the date of consummation of the Change of Control) and without use of any proprietary Enanta Know-How, Enanta IP or Collaboration IP that is exclusively licensed to Novartis hereunder.

4.2	Novartis Exclusivity to Enanta. Except as set forth in Sections 4.3 and 4.4, Novartis and its Affiliates will not, directly or indirectly, [*****] until the earlier of: [*****] anniversary [*****]; and (b) [*****] (subject to any extension as provided below, the “Novartis Exclusivity Period”).

4.3	Acquired Products and Acquired Programs. The provisions of Section 4.2 shall not apply to the continued actions relating to any Competing Product or any NS5A Compound research or Development program, rights to which were acquired by Novartis or its Affiliates as the result of an acquisition by Novartis or its Affiliates of a Third Party, [*****] (such product, an “Acquired Product”, and such program, an “Acquired Program”). In the event that Novartis or its Affiliates acquire an Acquired Product and/or Acquired Program, Novartis agrees that:

(a)	activities of Novartis and its Affiliates relating to any Acquired Product and Acquired Program will be staffed independently, except at senior executive levels, from the activities conducted hereunder with respect to research, Development and Commercialization of Licensed Compounds and Products;

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(b)	the licenses and rights granted by Enanta to Novartis and its Affiliates hereunder do not extend to such Acquired Product or Acquired Program;

(c)	the commitment of Novartis and its Affiliates to use Commercially Reasonable Efforts pursuant to Sections 7.2 and 9.1 hereof shall not be affected by any consideration of the Acquired Product or Acquired Program, and Novartis and its Affiliates shall use all reasonable efforts to ensure that the Licensed Compound(s) and Product(s) Development timelines will be unaffected by the acquisition;

(d)	any clinical trials with respect to any Acquired Product for which patient enrollment has commenced as of the consummation of the acquisition may be completed, but no new clinical trials may be commenced with respect to any such Acquired Product until the Novartis Exclusivity Period has expired;

(e)	if the Acquired Program is in the preclinical or discovery stage, then no patient enrollment in a clinical trial of any Acquired Product will be commenced by Novartis or any Affiliate until the Novartis Exclusivity Period has expired;

(f)	Novartis and its Affiliates may not use any Enanta Confidential Information or, during the Novartis Exclusivity Period, non-public clinical data resulting from the Licensed Compound(s) or Product(s), for the benefit of such Acquired Product or Acquired Program; and

(g)	if a clinical trial of an Acquired Product permitted under subsection (d) above continues after [*****], then, unless [*****], the Novartis Exclusivity Period shall be extended by the amount of time that such clinical trial continues after [*****], but in no event shall such extension period exceed [*****] months.

4.4	[*****]

5.	GOVERNANCE

5.1

Alliance Managers. Within thirty (30) days following the Effective Date, each Party will appoint (and notify the other Party of the identity of) a senior representative having a general understanding of pharmaceutical development and commercialization issues to act as its alliance manager under this Agreement (“Alliance Manager”). The Alliance Managers will serve as the contact point between the Parties and will be primarily responsible for facilitating the flow of information and otherwise promoting communication, coordination and collaboration between the Parties, including periodic

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communications between the Parties in connection with the Parties’ reporting requirements; providing single point communication for seeking consensus both internally within the respective Party’s organization and together regarding key global strategy and planning issues, as appropriate, including facilitating review of external corporate communications; and raising cross-Party and/or cross-functional disputes in a timely manner. Each Party may replace its Alliance Manager on written notice to the other Party.

5.2	Joint Steering Committee.

(a)	The Parties will establish a Joint Steering Committee, composed of three (3) senior personnel of Enanta and three (3) senior personnel of Novartis (one (1) of which will be the Party’s Alliance Manager) and which personnel for each Party, collectively, shall have a general understanding of drug research, manufacturing, Development and Commercialization issues.

(b)	Within thirty (30) days following the Effective Date, each Party will designate its initial members to serve on the JSC and notify the other Party of the dates of availability for the first meeting of the JSC. Each Party may replace its representatives on the JSC on prior written notice to the other Party.

(c)	The JSC will: (i) approve and revise the Research Plan; (ii) oversee the research activities pursuant to the Research Plan, including the research budget; (iii) review and discuss research activities conducted by Novartis or its Affiliates with respect to Licensed Compound(s); (iv) review and discuss Development activities and plans with respect to Licensed Compound(s) and Product(s); (v) review and discuss Novartis’ Commercialization plans and strategies with respect to the Product(s); and (vi) consider and act upon such other matters as specified in this Agreement.

(d)	The JSC also may, at any time it deems necessary or appropriate, establish additional joint committees and delegate such of its responsibilities as it determines appropriate to such joint committees.

5.3	Meetings of the Joint Steering Committee.

(a)	The JSC shall meet [*****] and at such other times as the Parties may agree during [*****], after which the JSC shall meet [*****] month intervals until [*****], after which it shall be dissolved. The first meeting of the JSC shall be held as soon as reasonably practicable, but in no event later than sixty (60) days following the Effective Date. At the first meeting of the JSC, the members shall reasonably and in good faith determine how it will function with respect to minutes, agendas, timelines and other administrative matters. Meetings shall be held at such place or places as are mutually agreed or by teleconference or videoconference.

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(b)	Each Party may from time to time invite a reasonable number of participants, in addition to its representatives, to attend JSC meetings in a non-voting capacity, with the consent of the other Party (which shall not be unreasonably withheld).

(c)	[*****] to act as chairperson of the JSC. The chairperson shall set agendas for JSC meetings provided that the agendas will include any matter requested by either Party.

5.4	Decision Making. Each Party shall in good faith consult with the other and take such other Party’s views into account in respect of any matter before the JSC or any other committee established by the Parties hereunder, it being understood and agreed that Novartis shall have sole control and decision-making with respect to the research, Development, manufacture and Commercialization of the Licensed Compound(s) and Product(s), subject to the terms of this Agreement. If consensus cannot be reached with respect to any issue under the purview of the JSC, then the resolution and/or course of conduct shall be determined by Novartis, in its sole reasonable discretion. In exercising its final decision-making authority with respect to JSC decisions, Novartis shall act in accordance with the objectives of the Research Program, and the terms of this Agreement, and shall exercise good faith, prudent scientific and business judgment in accordance with the standards Novartis applies to other projects and products of similar scientific and commercial potential. Notwithstanding the foregoing, Enanta shall not be required to take any action by virtue of Novartis’ decision-making authority under this Section 5.4 that Enanta reasonably believes would be inconsistent with the scope of the existing, mutually agreed Research Program, materially increase Enanta’s unreimbursed expenses, cause Enanta to violate the terms of any other Agreement with a Third Party, or cause Enanta to violate any law or intellectual property right of any Third Party.

5.5	Costs of Governance. The Parties agree that the costs incurred by each Party in connection with its participation at any meetings under this Section 5 shall be borne solely by such Party.

5.6	Change of Control. In the event of a Change of Control, Novartis may immediately dissolve the JSC by providing written notice to Enanta; provided that if the Research Program is still ongoing, the JSC may not be dissolved until the end of the Research Program.

5.7	Post-JSC Reporting; Query Rights.

(a)

Upon dissolution of the JSC pursuant to Section 5.3(a), 5.6 or 16.1(c), Novartis shall commence providing progress reports to Enanta at [*****] month intervals during the Term of this Agreement, the first of which shall be due [*****] months after the last JSC meeting. These reports shall include without limitation: (i) a summary of research activities conducted by Novartis or its Affiliates with respect to Licensed Compound(s); (ii) a summary of Development activities and plans with respect to Licensed Compound(s) and Product(s); (iii) a summary of Novartis’ Commercialization activities and plans with respect to the Product(s),

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and (iv) a summary of any key issues encountered during Development or Commercialization, including without limitation any issues regarding safety, toxicity, clinical trial delays or manufacturing concerns.

(b)	Enanta shall also have the right, from time to time, between reports provided under Section 5.7(a) and/or JSC meetings, as reasonably required to prepare for Board meetings, investor meetings or the like, to inquire of Novartis, through Novartis’ Alliance Manager, whether there have been any significant developments with respect to the Development, manufacture or Commercialization of Products that have not yet been reported to Enanta pursuant to Section 7.3(e) or otherwise, and Novartis shall promptly and in good faith provide any such information as reasonably requested by Enanta.

6.	DISCLOSURE OF ENANTA KNOW-HOW AND COOPERATION

6.1	Disclosure of Enanta Know-How. Within [*****] days after the Effective Date, Enanta will transfer to Novartis copies of its Know-How, data, information and results related to the Enanta Compounds that are necessary or useful for the Development, manufacture or Commercialization of the Enanta Compounds and Product(s). Following this initial transfer, at the reasonable request of Novartis, Enanta will provide reasonable assistance to Novartis and its Affiliates in connection with Novartis’ exercise of the licenses and rights granted to Novartis under this Agreement, including by providing information to assist Novartis or its designated Affiliate in Developing and manufacturing the Licensed Compound(s) and Product(s), and related activities. Without limiting the foregoing, requested information may include, without limitation, manufacturing batch records, Development reports, analytical results, filings and correspondence with any Regulatory Authority (including notes or minutes of any meetings with any Regulatory Authority), raw material and excipient sourcing information, quality audit findings and any other relevant technical information relating to the Licensed Compound(s) and/or the Product(s).

6.2	Compound Transfer. Within [*****] days after the Effective Date, and from time to time during the Term of this Agreement, at the reasonable request of Novartis, Enanta or its Affiliates, shall provide to Novartis or its designated Affiliate reasonable quantities of any Licensed Compounds in Enanta’s possession for use by Novartis and its Affiliates in connection with activities under this Agreement. For clarity, except as provided in the Research Plan, Enanta shall not be required to synthesize any new quantities of Licensed Compounds for delivery pursuant to this Section 6.2, and shall be permitted to retain reasonable quantities of Licensed Compounds for use pursuant to the Research Program or following any termination of Novartis’ rights hereunder.

6.3	Cooperation. Enanta shall provide cooperation under this Agreement, including without limitation pursuant to Sections 6.1 and 6.2, as reasonably requested by Novartis. Any reasonable assistance requested during the [*****] day period commencing with the Effective Date shall be provided by Enanta to Novartis and its Affiliates [*****]. Thereafter, any assistance requiring a material expenditure of effort on the part of Enanta and that is not included as part of the Research Plan shall be provided [*****] commencing with the Effective Date [*****].

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6.4	Notwithstanding anything in this Agreement to the contrary, (i) in no event will Enanta personnel be required to travel pursuant Articles 6, 7 or 8 of this Agreement without reimbursement of related expenses by Novartis, and (ii) in no event will Enanta be required to participate in, or conduct any activities related to, the research, development or commercialization of any Product which includes [*****].

7.	DEVELOPMENT

7.1	Development. From and after the Effective Date Novartis will be solely responsible for conducting the preclinical, clinical and other Development of the Licensed Compound(s) and/or Product(s), all at Novartis’ sole expense.

7.2	Development Diligence. Novartis shall itself, or through its Affiliates or sublicensees, use Commercially Reasonable Efforts to Develop Licensed Compounds and Products in the Field in the Territory. Subject to compliance with the foregoing, the Development of the Product(s) shall be in Novartis’ sole discretion. For the purposes of clarity, Commercially Reasonable Efforts in this context shall not be deemed to require Novartis to Develop every Licensed Compound or Product in each indication in each country in the Territory.

7.3	Regulatory.

(a)	Novartis will: (i) determine the regulatory plans and strategies for the Licensed Compound(s) and/or Product(s); (ii) make all regulatory filings with respect to the Product(s) either itself or through its Affiliates or sublicensees; and (iii) be responsible for obtaining and maintaining Regulatory Approvals throughout the Territory in the name of Novartis and/or its Affiliates and/or its sublicensees.

(b)	Enanta shall fully cooperate with and provide assistance to Novartis and its Affiliates and sublicensees, at Novartis’ sole expense, in connection with filings to any Regulatory Authority relating to the Licensed Compound(s) and/or Product(s), including by executing any required documents, providing reasonable access to personnel and providing Novartis and its designated Affiliates with copies of all relevant, reasonably required documentation, provided that the first [*****]. Any additional regulatory assistance requiring a material expenditure of time or effort on the part of Enanta shall be provided at a reasonable expense rate mutually agreed by the Parties.

(c)	To the extent required with respect to the Development or Commercialization of Licensed Compounds, Enanta shall grant or cause to be granted to Novartis and its Affiliates or sublicensees cross-reference rights to any drug master files relevant to Licensed Compounds or Products, and other regulatory filings relevant to Licensed Compounds or Products, submitted by Enanta or its Affiliates with any Regulatory Authority.

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(d)	Subject to Section 14, Novartis and its Affiliates shall have the sole right to disclose the existence of any clinical trials conducted under this Agreement.

(e)	Novartis shall keep Enanta’s Alliance Manager reasonably apprised of all material changes in the status of the Product Development programs, including without limitation by providing at least fifteen (15) days’ prior written notice of the commencement of any new clinical trial of a Product, and by providing prompt notification with respect to any other significant developments with respect to the Development, manufacture or Commercialization of Products including without limitation any issues regarding Product safety, toxicity, clinical trial delays or manufacturing concerns, or a material delay in any previously communicated Development or Commercialization plan.

7.4	Compliance. Each Party agrees that in performing its obligations under this Agreement: (a) it shall comply with all applicable current international regulatory standards, including cGMP, cGLP, cGCP and other rules, regulations and requirements; and (b) it will not employ or use any person that has been debarred under Section 306(a) or 306(b) of the U.S. Federal Food, Drug and Cosmetic Act.

8.	MANUFACTURING

8.1	Manufacturing. Novartis and its Affiliates or its designated sublicensees shall be solely responsible, at Novartis’ expense, for the manufacture and supply of the Licensed Compound(s) and Product(s) being Developed or Commercialized under this Agreement.

8.2	Manufacturing Know-How and Assistance.

(a)	During the Term of this Agreement, Enanta shall fully cooperate with and provide assistance to Novartis or its designee, through documentation, consultation, and face-to-face meetings, to enable Novartis or its designee, in an efficient and timely manner, to proceed with manufacturing of the Licensed Compound(s) and to obtain all appropriate Regulatory Approvals for manufacturing. Cooperation for manufacturing assistance shall not be subject to the cap of man hours in Section 6.3.

(b)	Following the Effective Date, the Parties will work together to transfer all ongoing obligations under any existing GMP manufacturing agreements relevant to Licensed Compounds to Novartis.

9.	COMMERCIALIZATION

9.1

Commercialization. Subject to Article 10, Novartis and its Affiliates shall be solely responsible, at Novartis’ expense, for all aspects of Commercialization of the Product(s) in the Territory, including planning and implementation, distribution, marketing, booking of sales, pricing and reimbursement. Novartis shall itself, or through its Affiliates or sublicensees, use Commercially Reasonable Efforts to Commercialize Products in the Field in the Territory. Notwithstanding the foregoing, Novartis’ application of

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Commercially Reasonable Efforts shall not require Novartis or its Affiliates to Commercialize a Product in any country or territory in which Novartis reasonably determines it is not commercially reasonable to do so for such Product(s), including without limitation for reasons of lack of rights to Product components other than Licensed Compounds in such country or territory.

9.2	Pharmacovigilance. Within [*****] months following the Effective Date, the Parties shall agree upon and implement a procedure for the mutual exchange of adverse event reports and safety information associated with the Product. Details of the operating procedure respecting such adverse event reports and safety information exchange shall be the subject of a mutually-agreed written pharmacovigilance agreement between the Parties which shall be entered into within such [*****] month period.

10.	CO-DETAILING

10.1	Enanta Co-Detail Right. Enanta shall have the right to Co-Detail Product(s) in the United States in accordance with agreed Commercialization plans and budgets under certain preconditions as further specified below; provided that in the event of a Change of Control where the Acquirer is a Significant Pharmaceutical Company, Novartis may immediately terminate Enanta’s right to Co-Detail Products by providing written notice to Enanta.

10.2	Co-Detail Option. At least [*****] months before the planned submission of an NDA to the FDA for each Product being Developed hereunder to reach such stage, Novartis will notify Enanta of Novartis’ preliminary estimate of the annual number of Details it anticipates for Products in the United States (the “Co-Detail Notice”) and will provide Enanta with a proposed Commercialization plan and budget that includes, without limitation, an outline of the anticipated date of initiation of Detailing activities, the expected total number of sales representatives, as well as the anticipated date of First Commercial Sale for the relevant Product in the United States. In the event that Enanta wishes to Co-Detail any such Product in the United States, it shall provide notice in writing to Novartis of such election no later than [*****] days after its receipt of the Co-Detail Notice, which notice shall contain the information as further provided in Sections 10.3(a) and (b) (the “Co-Detail Option Exercise Notice”). Prior to giving any such notice, Enanta may request reasonable discussions with Novartis regarding the expected activities, which the Parties shall conduct in good faith. In the event that Enanta does not respond within the relevant [*****] day period, Enanta shall be deemed to have declined to exercise its rights to Co-Detail the relevant Product. In the event that Enanta does not elect to Co-Detail the first Product offered to it by Novartis, Enanta shall have the right to elect to Co-Detail the second Product offered to Enanta by Novartis on the same terms as provided above. In the event that Enanta does not elect to Co-Detail the second Product offered to it by Novartis, then Enanta’s right to Co-Detail any Products hereunder shall terminate.

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10.3	Co-Detail Mechanism. Any Co-Detail Option Exercise Notice provided by Enanta will:

(a)	specify Enanta’s desired level of participation in the Co-Detail of Products in the United States (the “Enanta Co-Detail Effort”); provided, however, that the Enanta Co-Detail Effort shall not exceed [*****] of the total projected Detailing effort for Products in the United States as specified in the Co-Detail Notice. In the event that Novartis materially increases the annual number of Details it anticipates for Products in the United States at any time after providing the Co-Detail Notice, then Enanta shall have the right to reduce the Enanta Co-Detail Effort commensurately, but such reduction shall apply to all Products thereafter and may not later be increased by Enanta. In addition, in no event shall Novartis be required to decrease its sales force with respect to Products as a consequence of Enanta’s exercise of its Co-Detail right following receipt of the second Co-Detail Notice as provided above;

(b)	be accompanied by reasonably detailed plans demonstrating, to Novartis’ reasonable satisfaction, that Enanta will have in place, at least [*****] before the earlier of the anticipated First Commercial Sale of such Product in the United States and/or contemplated start of Detailing activities for Products in the United States, as indicated in the Co-Detail Notice, the requisite sales force and sales force infrastructure required to provide the Enanta Co-Detail Effort as follows:

(i)	Such sales force shall comprise Enanta-employed sales representatives who (A) have a level of experience and/or academic qualifications similar to standards imposed by Novartis upon its own sales force for a comparable product, which Novartis shall provide to Enanta as part of the Co-Detail Notice; (B) devote not less [*****] and attention to Detailing of Products; and (C) are not engaged in detailing any product for [*****] that is not a Product; and

(ii)	Such sales force infrastructure shall include (A) a sales force automation system through which sales representatives can record calls electronically, receive email communications and reports, view sales reports and download specialist targets and lists; (B) a sample accountability system that complies with all applicable laws and regulations; (C) a sales training department; (D) a department responsible for the design and administration of Enanta sales incentive plan; (E) a voice mail system; (F) a system for sales reporting and analysis; (G) a sales administration and operations department that handles, among other things, fleet management; (H) a department that establishes and maintains territory alignments consistent with target customer lists provided by Novartis; (I) an electronic roster system that tracks sales force vacancy, turnover, demographics and territory occupancy; (J) an electronic field expense reporting system; and (K) compliance reporting as required by all applicable laws and regulations.

(c)	Promptly following receipt of Enanta’s Co-Detail Option Exercise Notice, Novartis and Enanta will commence negotiations in good faith and enter into a

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more detailed co-detailing agreement (the “Co-Detailing Agreement”) pursuant to which: (i) Enanta shall have the non-exclusive right to Co-Detail Products in the United States in accordance with the terms hereof; and (ii) the Parties will set forth terms and conditions for the Co-Detail by Enanta of Products in the United States, containing reasonable and customary provisions for an agreement of such type. The Parties shall use commercially reasonable efforts to enter into and execute the Co-Detailing Agreement no later than [*****] days before the expected launch of the first Product for which Enanta has exercised its Co-Detail right. Either Party may assign such Co-Detailing Agreement or related duties to an Affiliate following prior written notice to the other Party. In the event of a Change of Control involving a Significant Pharmaceutical Company, Novartis may immediately terminate the Co-Detailing Agreement by providing written notice to Enanta.

(d)	Enanta’s Co-Detail activities hereunder and under the Co-Detailing Agreement shall be conducted in accordance with the Commercialization plan (including a Commercialization budget) for the relevant Product, which shall be reasonably consistent with the Co-Detail Notice, unless otherwise mutually agreed.

(e)	For clarity, regardless of Enanta’s decision to Co-Detail, Novartis shall retain all decision-making authority related to Product branding, marketing plan, advertising, materials, regulatory and legal affairs, and pricing and commercial terms and all other aspects of Commercializing the Products in the United States.

(f)	Enanta’s costs of performing Co-Detailing activities will be reimbursed by Novartis on an [*****] basis at an [*****] for such detailing activities (such [*****] to be negotiated as part of the Co-Detailing Agreement). Enanta shall not be entitled to any other compensation for performing Co-Detailing activities unless agreed by the Parties in writing.

(g)	Once the Parties have entered into a Co-Detailing Agreement, Enanta shall be required to Co-Detail all Products in accordance with the terms of such Co-Detailing Agreement. The Parties acknowledge and agree that such Co-Detailing Agreement shall be a separate agreement between the Parties and that a breach of any such agreement that is not a breach of the other sections of this Agreement shall not give rise to a right to terminate this Agreement. For clarity, Enanta shall not be required to Co-Detail, or to continue to Co-Detail, any Product to the extent such activities would violate the terms of any agreement between Enanta and a Third Party.

11.	FINANCIAL PROVISIONS

11.1

Upfront Payment; Reimbursement for Manufacture of EDP-239 Intermediates and QA Audit Expense. In consideration of the licenses and rights granted to Novartis and its Affiliates hereunder, Novartis shall pay to Enanta a one-time upfront payment of $34 million within thirty (30) days after the Effective Date, subject to receipt by Novartis of

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an Invoice therefor, which Invoice shall be issued no earlier than the Effective Date. In addition, Novartis shall pay to Enanta: (i) [*****] as a reimbursement for Enanta’s manufacturing expenses related to EDP-239 intermediates; and (ii) up to [*****] as a reimbursement for the expenses [*****]. Novartis shall pay such amounts within [*****] days after the Effective Date, subject to receipt by Novartis of an Invoice therefor, which Invoice shall be issued no earlier than the Effective Date.

11.2	Milestone Payments. In further consideration of the licenses and rights granted to Novartis hereunder, upon first achievement of each of the following Milestones set forth below by any Product (or group of Products as provided below with respect to Sales Milestones), the corresponding one-time Milestone Payments shall be due and payable by Novartis to Enanta. Payment shall be made as provided in Section 12.1.

(a)	Clinical Milestones

Milestone Event	Milestone Payment

FPFV in the first Phase I Clinical Trial for a Product	$11 million

FPFV in the first Phase II Clinical Trial for a Combination Product involving patients infected with the Hepatitis C virus	$15 million

FPFV in the first Phase III Clinical Trial for a Product	[*****]

(b)	Regulatory Approval Milestones

Milestone Event	Milestone Payment

First Regulatory Approval for a Product in the [*****]	[*****]

First Regulatory Approval for a Product in the [*****]	[*****]

First Regulatory Approval for a Product in the [*****]	[*****]

First Regulatory Approval for a Product in the [*****]	[*****]

First Regulatory Approval for a Product in [*****]	[*****]

First Regulatory Approval for a Product in [*****]	[*****]

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(c)	Sales Milestones (note: Product as used in this subsection (c) includes any and all Products which contain a particular Licensed Compound):

Milestone Event	Milestone Payment

Annual Net Sales of a Product meets or exceeds [*****]	[*****]

Annual Net Sales of a Product meets or exceeds [*****]	[*****]

Annual Net Sales of a Product meets or exceeds [*****]	[*****]

Annual Net Sales of a Product meets or exceeds [*****]	[*****]

(d)	If a subsequent Clinical Milestone is achieved with respect to a Product before one or more prior Clinical Milestones (e.g., if the first FPFV in the first Phase III Clinical Trial for the first Product occurs prior to FPFV in the first Phase II Clinical Trial in HCV for the first Combination Product), then all prior “missed” Clinical Milestones shall be deemed achieved with respect to such Product upon achievement of the subsequent Clinical Milestone and the corresponding missed Milestone Payment(s) shall become due and payable.

(e)	For the avoidance of doubt: (i) each Milestone Payment shall be payable only on the first occurrence of the relevant Milestone; and (ii) none of the Milestone Payments shall be payable more than once.

11.3	Incremental Royalty Payments.

(a)	In further consideration of the licenses and rights to Novartis hereunder, during the applicable Royalty Term, Novartis will make royalty payments to Enanta on Net Sales of the applicable Products in the Territory by Novartis, its Affiliates and sublicensees at the applicable rates set forth below, where Product as used in this subsection (a) only (and not any other subsection of this Section 11.3) includes any and all Products which contain a particular Licensed Compound:

Annual Net Sales of Product during the Royalty Term	Royalty Rate

Up to and including [*****]	[*****]

Increment from [*****]	[*****]

Increment from [*****]	[*****]

Increment over [*****]	[*****]

Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote such omission.	26

(b)	Royalties will be payable on a Product-by-Product and country-by-country basis from First Commercial Sale of such Product in such country until the later of: (i) the expiration of the last to expire Valid Claim which, but for the licenses granted in this Agreement, would be infringed by the manufacture, use or sale of such Product in such country; and (ii) ten (10) years from the First Commercial Sale of such Product in such country (“Royalty Term”). Following the Royalty Term on a Product-by-Product and country-by-country basis, the licenses granted to Novartis and its Affiliates under Section 3.1 with respect to such Product(s) shall continue in effect, but shall become fully paid-up, non-exclusive, royalty-free, transferable, perpetual and irrevocable. For the avoidance of doubt, royalties shall be payable only once with respect to the same unit of Product.

11.4	Know-How Royalty. For any period during the Royalty Term in which the sale of a Product in any country is not covered by a Valid Claim which, but for the licenses granted in this Agreement, would be infringed by the manufacture, use or sale of such Product in such country, then the royalty rates applicable to Net Sales of such Product in such country during such period shall be reduced by [*****], according to the methodology provided in Section 11.5 below.

11.5	Royalty Example. If, by way of example, Net Sales of a given Product in the Territory in a given Calendar Year are [*****], with Net Sales distributed across countries as follows: (a) [*****] Net Sales in countries in which there is a Valid Claim; (b) [*****] Net Sales in countries where the manufacture, use or sale of the Product is not covered by a Valid Claim; and (c) [*****] Net Sales in countries where the Royalty Term for such country has expired; then royalties due under Sections 11.3 and 11.4 for such Product in such Calendar Year shall be calculated as follows: Net Sales on which royalties are due shall be [*****] (= (a) + (b)). The royalty rate applicable under Section 11.3 shall be calculated as [*****]. The royalties due for (a) above shall be calculated as [*****]. No royalties shall be due with regard to (c) above. Total royalties due under Sections 11.3 and 11.4 shall be equal to [*****], subject to further reductions, if any, under Sections 11.6 and 11.7.

11.6	Loss of Market Exclusivity. In the event of a Loss of Market Exclusivity for any Product in any country, provided that Novartis has taken and is taking all commercially reasonable actions available to it to enforce any Patent Rights it may own or control that could prevent relevant sales of a Generic Equivalent in such country, then the royalty rates applicable to Net Sales of such Product in such country in accordance with Section 11.3 shall be reduced by [*****] as follows: for such purposes, the reduction will be calculated assuming that the royalty rate in such country is the Blended Rate for such Product (i.e., the reduced royalty rate for such country shall be [*****] of the Blended Rate). Such reduction shall be first applied with respect to such country starting with sales in the Calendar Quarter following the Calendar Quarter in which Loss of Marketing Exclusivity occurs for such Product in such country.

Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote such omission.	27

11.7	Third Party Obligations.

(a)	Notwithstanding the provisions of this Section 11.7, Enanta shall remain responsible for the payment of royalty, milestone and other payment obligations, if any, due to Third Parties under any Enanta Patents or Enanta Know-How which have been licensed to Enanta and are sub-licensed to Novartis under this Agreement. All such payments shall be made promptly by Enanta in accordance with the terms of its license agreement.

(b)	In the event that Novartis reasonably determines that rights to intellectual property owned or Controlled by a Third Party claiming the structure of any Licensed Compound are required in order to avoid infringement of such Third Party’s rights, Novartis shall have the right to negotiate and acquire such rights through a license or otherwise. Novartis shall be entitled to deduct from the payments due to Enanta under Sections 11.2 and 11.3 with respect to the relevant Licensed Compound or Product [*****] of the amounts paid (whether in the form of [*****]) by Novartis to such Third Party; provided, however, that in no event shall the amounts due to Enanta from Novartis with respect to the relevant Product be reduced through this subsection 11.7(b) by more than [*****] of the amounts otherwise due for such Product in any Calendar Quarter. Any amount that Novartis is entitled to deduct that is reduced by the above-recited limitation on the deduction shall be carried forward and Novartis may deduct such amount from subsequent payments due to Enanta with respect to the relevant Product until the full amount that Novartis was entitled to deduct is deducted.

(c)	In the event that Novartis reasonably determines that it would be useful to acquire rights to intellectual property owned or Controlled by a Third Party, which intellectual property rights do not pertain (i) to the structure of any Licensed Compound or (ii) to the structure of any other active ingredient in a Product or the formulation of only such other active ingredient, in order to Develop, manufacture, Commercialize or sell a Product, Novartis shall have the right to negotiate and acquire such rights through a license or otherwise. Novartis shall be entitled to deduct from the payments due to Enanta under Section 11.3 with respect to the relevant Licensed Compound or Product [*****] of the amounts paid (whether in the form of [*****]) by Novartis to such Third Party; provided, however, that in no event shall the [*****] due to Enanta from Novartis with respect to the relevant Product be reduced through this subsection 11.7(c) by more than [*****] of the royalty amounts otherwise due for such Product in any Calendar Quarter; and provided further that, with respect to intellectual property relevant to more than one active ingredient of a Combination Product, any such deductions shall be reasonably apportioned between or among the applicable components of the Combination Product. Any amount that Novartis is entitled to deduct that is reduced by the above-recited limitation on the deduction shall be carried forward and Novartis may deduct such amount from subsequent [*****] due to Enanta with respect to the relevant Product until the full amount that Novartis was entitled to deduct is deducted.

Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote such omission.	28

11.8	Royalty Floor. Except in connection with a termination by Novartis pursuant to Section 15.2(b), in no event shall the total royalty payable to Enanta for any Product in any country in any Calendar Quarter after giving effect to all applicable reductions set forth herein, be reduced to less than [*****] of the rate specified in Section 11.3(a) for sales of a given Product in any given country.

11.9	Research Funding. Enanta shall support the Research Program with [*****] Enanta FTEs during each year of the Research Term, as further specified in the agreed Research Plan. Novartis shall pay Enanta quarterly in arrears for such FTEs at the FTE Rate within [*****] days after receipt of an Invoice therefor. Any pre-approved out-of pocket expenses shall be invoiced for reimbursement along with any such FTEs.

11.10	No Projections. Enanta and Novartis acknowledge and agree that nothing in this Agreement shall be construed as representing an estimate or projection of anticipated sales of any Product, and that the Milestones and Net Sales levels set forth above or elsewhere in this Agreement or that have otherwise been discussed by the Parties are merely intended to define the Milestone Payments and royalty obligations to Enanta in the event such Milestones or Net Sales levels are achieved. NEITHER ENANTA NOR NOVARTIS MAKES ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, THAT IT WILL BE ABLE TO SUCCESSFULLY COMMERCIALIZE ANY PRODUCT OR, IF COMMERCIALIZED, THAT ANY PARTICULAR NET SALES LEVEL OF SUCH PRODUCT WILL BE ACHIEVED.

12.	REPORTS AND PAYMENT TERMS

12.1	Payment Terms.

(a)	Novartis shall provide Enanta with written notice of the achievement of each Milestone within [*****] days after such Milestone has been achieved. After receipt of such notice (if applicable), Enanta shall submit an Invoice to Novartis with respect to the corresponding Milestone Payment. Novartis shall pay such Milestone Payment within [*****] days after receipt of such Invoice.

(b)	Within [*****] days after each Calendar Quarter during the Term of this Agreement following the First Commercial Sale of a Product, Novartis will provide to Enanta a Sales and Royalty Report. Enanta shall submit an Invoice with respect to the royalty amount shown therein. Novartis shall pay such royalty amount within [*****] days after receipt of the Invoice.

(c)	All payments from Novartis to Enanta shall be made by wire transfer in United States Dollars to the credit of such bank account as may be designated by Enanta in this Agreement or in writing to Novartis. Any payment which falls due on a date which is not a Business Day in Cambridge, Massachusetts or Basel, Switzerland may be made on the next succeeding Business Day in Cambridge, Massachusetts or Basel, Switzerland.

Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote such omission.	29

12.2	Currency. All payments under this Agreement shall be payable in United States Dollars. When conversion of payments from any foreign currency is required to be undertaken by Novartis, the United States Dollar equivalent shall be calculated using Novartis’ then-current standard exchange rate methodology applied in its external reporting for the conversion of foreign currency sales into United States Dollars. Upon request by Enanta, Novartis shall provide Enanta with information on Novartis’ then-current currency exchange policy.

12.3	Taxes. Enanta will pay any and all taxes levied on account of any payments made to it under this Agreement. If any taxes are required to be withheld by Novartis, Novartis will: (a) deduct such taxes from the payment made to Enanta; (b) timely pay the taxes to the proper taxing authority; (c) send proof of payment to Enanta; and (d) reasonably assist Enanta in its efforts to obtain a credit for such tax payment. Each Party agrees to reasonably assist the other Party in lawfully claiming exemptions from and/or minimizing such deductions or withholdings under double taxation laws or similar circumstances.

12.4	Interest Due. Without limiting any other rights or remedies available to Enanta, Novartis shall pay Enanta interest on any late payments made under this Agreement, whether late due to late payment of an Invoice or due to late notification to Enanta of the corresponding event or report giving rise to the Invoice pursuant to Section 12.1, at a rate per annum equal to the lesser of the [*****] month [*****] or [*****], calculated on the total number of days payment is late.

12.5	Records and Audit Rights.

(a)	Each Party shall keep complete, true and accurate books and records in accordance with its Accounting Standards in relation to this Agreement, including, with respect to Novartis and its Affiliates, in relation to Net Sales and royalties, and with respect to Enanta, in relation to FTE efforts expended under the Research Program. Novartis and its Affiliates shall require any sublicensees to keep (all in accordance with generally accepted accounting principles, consistently applied), complete and accurate records in sufficient detail to properly reflect relevant Net Sales and to enable the royalties payable hereunder to be determined. Each Party or other selling entity will keep such books and records for at least three (3) years following the Calendar Year to which they pertain.

(b)

Enanta may upon written request, cause an internationally-recognized independent accounting firm (the “Auditor”) which is reasonably acceptable to Novartis to inspect the relevant records of Novartis and its Affiliates to verify the royalties payable by Novartis and the related reports, statements, records and books of accounts, as applicable. Novartis may upon written request, cause an Auditor that is reasonably acceptable to Enanta to inspect the relevant records of Enanta and its Affiliates as reasonably required to verify the amounts payable by Novartis hereunder or Enanta’s required FTE support or reimbursable expenses, as applicable. Before beginning its audit, the Auditor shall execute an undertaking

Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote such omission.	30

acceptable to Party being audited by which the Auditor agrees to keep confidential all information reviewed during the audit. The Auditor shall have the right to disclose to the auditing Party only its conclusions regarding any payments owed under this Agreement.

(c)	Each Party and its Affiliates shall make their records available for inspection by the Auditor during regular business hours at such place or places where such records are customarily kept, upon receipt of reasonable advance notice from the other Party. The records shall be reviewed solely to verify the accuracy of payments hereunder and compliance with this Agreement. Such inspection right shall not be exercised more than once in any calendar year and not more frequently than once with respect to records covering any specific period of time. In addition, the auditing Party agrees to hold in strict confidence all information received and all information learned in the course of any audit or inspection, except to the extent necessary to enforce its rights under this Agreement or to the extent required to comply with any law, regulation or judicial order.

(d)	The Auditor shall provide its audit report and basis for any determination to the audited Party at the time such report is provided to the auditing Party before it is considered final.

(e)	In the event that the final result of any such inspection reveals an undisputed underpayment or overpayment, the underpaid or overpaid amount shall be settled promptly.

(f)	The auditing Party shall pay for such audits, as well as its expenses associated with enforcing its rights with respect to any payments hereunder. In addition, if an underpayment (with respect to royalties) or overpayment (with respect to research-related payments to Enanta) of more than ten percent (10%) of the total payments due hereunder for the applicable calendar year is discovered, the fees and expenses charged by the Auditor shall be paid by the audited Party.

(g)	To the extent applicable, Novartis and its Affiliates shall include in each sublicense granted by it to any sublicensee a provision requiring the sublicensee to maintain records of sales made pursuant to such license and to grant access to such records by Novartis’ designated independent accountant to the same extent and under the same obligations as required of Novartis under this Agreement. Enanta shall have the right to request audits of sublicensees by Novartis for reasonable cause. Novartis shall advise Enanta in advance of each audit of any sublicensee with respect to Product sales. Novartis will provide Enanta with a summary of the results received from the audit and, if Enanta so requests, a copy of the audit report with respect to Product sales. Novartis shall pay for any such audits of sublicensees, provided that Enanta will pay for any such audits of sublicensees that are expressly requested by Enanta in writing. Notwithstanding the foregoing, if an underpayment of more than [*****] is discovered, the fees and expenses charged by the Auditor shall be paid by Novartis, unless otherwise borne by the sublicensee.

Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote such omission.	31

13.	INTELLECTUAL PROPERTY RIGHTS

13.1	Ownership of Inventions.

(a)	All Know-How arising from the Parties’ activities under this Agreement, and any patent applications and patents covering inventions therein, made solely by employees or consultants of a Party shall be solely owned by such Party. All Know-How arising from the Parties’ activities under this Agreement, and any patent applications and patents covering inventions therein, made jointly by employees or consultants of both Parties shall be owned jointly by the Parties. Determination of inventorship shall be made in accordance with United States patent laws.

(b)	Enanta’s rights in any such Know-How and Patent Rights which are Enanta Patents, Enanta Know-How or Collaboration IP, as appropriate, will be exclusively licensed to Novartis as provided in Section 3.1. Subject to the foregoing, each Party may use, or license to any Third Party, any jointly owned Know-How and Patent Rights for any purpose consistent with the provisions of this Agreement without accounting to or obtaining the approval of the other Party. However, neither Party shall assign to any Third Party its interest in any jointly owned Patent Rights without the other Party’s prior written consent (not to be unreasonably withheld), except to the extent permitted in Section 20.1.

13.2	Patent Prosecution.

(a)	Novartis shall, in consultation with Enanta, be responsible for filing, prosecuting and maintaining the Enanta IP (in the name of Enanta) and Collaboration IP (in the name(s) of the owner(s) thereof as determined in accordance with Section 13.1(a)) at Novartis’ own cost and expense. Novartis shall use Commercially Reasonable Efforts to obtain appropriate patent protection with respect to claimed inventions that are supported by the relevant specification, whether or not relevant to Products being actually Developed or Commercialized by Novartis hereunder. Enanta shall fully cooperate with Novartis in connection with the filing, prosecution and maintenance of the Enanta IP and the Collaboration IP to the extent reasonably requested by Novartis, including by providing access to relevant persons and executing all documentation reasonably requested by Novartis. Novartis shall consult with Enanta and keep Enanta reasonably informed of the status of such Enanta IP and Collaboration IP, and provide copies of all relevant documents in a timely manner for Enanta’s review and comment, including any material reduction in scope, and will reasonably consider any Enanta comments in good faith, it being understood and agreed, however, that Novartis shall have the authority to make, in good faith, all final decisions relating thereto.

Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote such omission.	32

(b)	Novartis will notify Enanta of any decision not to file applications for, or to cease prosecution and/or maintenance of, or not to continue to pay the expenses of prosecution and/or maintenance of, any Enanta IP and Collaboration IP, including without limitation any decision to abandon any pending or issued claim in the Enanta IP or Collaboration IP. Novartis will provide such notice at least thirty (30) days prior to any relevant filing or payment due date, or any other due date that requires action, in connection with such Patent Right and/or claim. In such event, Novartis shall permit Enanta, at its sole discretion and expense, to file or to continue prosecution or maintenance of such Enanta IP or Collaboration IP, Novartis shall fully cooperate with Enanta in connection with the filing, prosecution and maintenance of the Enanta IP and the Collaboration IP to the extent reasonably requested by Enanta, including by providing access to relevant persons and executing all documentation reasonably requested by Enanta.

13.3	Patent Infringement.

(a)	Each Party will promptly notify the other of any infringement by a Third Party of any of the Enanta IP or Collaboration IP of which it becomes aware, including any “patent certification” filed in the United States under 21 U.S.C. §355(b)(2) or 21 U.S.C. §355(j)(2) or similar provisions in other jurisdictions and of any declaratory judgment, opposition, or similar action alleging the invalidity, unenforceability or non-infringement (collectively “Third Party Infringement”).

(b)	To the extent reasonably related to any exclusive license granted to Novartis under this Agreement, Novartis will have the first right to bring and control any legal action in connection with the Third Party Infringement at its own expense as it reasonably determines appropriate, and Enanta shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If Novartis fails to bring an action or proceeding with respect to, or to otherwise terminate, any such infringement of any Enanta IP or Collaboration IP: (i) within one hundred twenty (120) days following the notice of alleged infringement; or (ii) prior to twenty (20) days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, Enanta shall have the right, but not the obligation, upon written approval of Novartis (such approval not to be unreasonably withheld or delayed), to bring and control any such action at its own expense and by counsel of its own choice, and Novartis shall have the right, at its own expense, to be represented in any such action by counsel of its own choice; provided, however, that if Novartis notifies Enanta in writing prior to ten (10) days before such time limit for the filing of any such action that Novartis intends to file such action before the time limit, then Novartis shall be obligated to file such action before the time limit, and Enanta will not have the right to bring and control such action.

(c)	At the request and expense of the Party prosecuting the relevant action pursuant to Section 13.3(b), the other Party shall provide reasonable assistance in connection therewith, including by executing reasonably appropriate documents, cooperating in discovery and joining as a party to the action if required.

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(d)	In connection with any proceeding pursuant to Section 13.3(b), Novartis shall not enter into any settlement admitting the invalidity of, or otherwise impairing Enanta’s rights in, the Enanta IP or the Collaboration IP without the prior written consent of Enanta, which will not be unreasonably withheld or delayed.

(e)	Any recoveries resulting from such an action relating to a claim of Third Party Infringement subject to Section 13.3(b) shall be first applied against payment of each Party’s costs and expenses in connection therewith. In the event that Novartis brought such action, any remainder will be retained by (or if received by Enanta, paid to) Novartis; provided, however, that any portion of such remainder that is attributable to lost profits with respect to the Product shall be subject to a royalty payment to Enanta of [*****]. In the event that Enanta brought any such action, any remainder shall be divided equally between Enanta and Novartis.

13.4	Trademarks. Novartis shall have the right to brand the Products using Novartis related trademarks and any other trademarks and trade names it determines appropriate for the Product, which may vary by country or within a country (“Product Marks”). Novartis shall own all rights in the Product Marks and register and maintain the Product Marks in the countries and regions it determines reasonably necessary.

13.5	Patent Marking. To the extent commercially feasible and consistent with prevailing business and legal practices, Novartis shall mark, and shall cause its Affiliates and sublicensees to mark, all Products that are manufactured or sold under this Agreement with the number of each issued patent owned or controlled by Enanta that applies to such Products.

13.6	Data Exclusivity and Orange Book Listings. With respect to data exclusivity periods (such as those periods listed in the FDA’s Orange Book (including without limitation any available pediatric extensions) or periods under national implementations of Article 11.1(a)(iii) of Directive 2001/EC/83, or similar periods as may be applicable to a biologic or drug, and all international equivalents), Novartis shall use commercially reasonable efforts consistent with its obligations under applicable law (including any applicable consent order) to seek, maintain and enforce all such data exclusivity periods available for the Products exclusively licensed by Novartis hereunder. With respect to filings in the FDA Orange Book or other similar filings or listings as may be applicable to a biologic or drug (and foreign equivalents) for issued patents for a Product, upon request by Novartis, Enanta shall provide reasonable cooperation to Novartis in filing and maintaining any such listing and filings.

13.7	Patent Extensions.

(a)

If requested by Novartis, Enanta shall cooperate in obtaining patent term restoration (under but not limited to Drug Price Competition and Patent Term Restoration Act), supplemental protection certificates or their equivalents, and

Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote such omission.	34

patent term extensions with respect to the Enanta Patents in any country and/or region where applicable. Enanta shall provide all reasonable assistance requested by Novartis, including permitting Novartis to proceed with applications for such in the name of Enanta, if deemed appropriate by Novartis, and executing documents and providing any relevant information to Novartis.

(b)	If elections with respect to obtaining any such patent term extensions are to be made, Novartis shall have the right to make the election to seek patent term extension, restoration or supplemental protection, provided that such election shall be made in accordance with industry norms.

14.	CONFIDENTIALITY

14.1	Duty of Confidence.

Subject to the other provisions of this Section 14, all Confidential Information disclosed by a Party or its Affiliates under this Agreement will be maintained in confidence and otherwise safeguarded by the recipient Party. The recipient Party may only use Confidential Information of the other Party for the purposes of this Agreement and pursuant to the rights granted to the recipient Party under this Agreement. Subject to the other provisions of this Section 14, each Party shall hold as confidential such Confidential Information of the other Party or its Affiliates in the same manner and with the same protection as such recipient Party maintains its own confidential information. Subject to the other provisions of this Section 14, a recipient Party may only disclose Confidential Information of the other Party to employees, agents, contractors, consultants and advisers of the Party and its Affiliates and sublicensees and to Third Parties to the extent reasonably necessary for the purposes of, and for those matters undertaken pursuant to, this Agreement; and provided that such Persons are bound to maintain the confidentiality of the Confidential Information in a manner consistent with the confidentiality provisions of this Agreement.

14.2	Exceptions. The obligations under this Section 14 shall not apply to any information to the extent the recipient Party can demonstrate by competent evidence that such information:

(a)	is (at the time of disclosure) or becomes (after the time of disclosure) known to the public or part of the public domain through no breach of this Agreement or either Prior CDA by the recipient Party or its Affiliates;

(b)	was known to, or was otherwise in the possession of, the recipient Party or its Affiliates prior to the time of disclosure by the disclosing Party or any of its Affiliates;

(c)	is disclosed to the recipient Party or an Affiliate on a non-confidential basis by a Third Party lawfully in possession thereof who is entitled to disclose it without breaching any confidentiality obligation to the disclosing Party or any of its Affiliates; or

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(d)	is independently developed by or on behalf of the recipient Party or its Affiliates, as evidenced by its written records, without reference to the Confidential Information disclosed by the disclosing Party or its Affiliates under this Agreement.

14.3	Authorized Disclosures. In addition to disclosures allowed under Section 14.2, to the extent (and only to the extent) that it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement, the recipient Party may disclose Confidential Information belonging to the disclosing Party in the following instances:

(a)	filing or prosecuting Patent Rights as permitted by this Agreement;

(b)	in connection with Regulatory Filings for Products made pursuant to this Agreement;

(c)	prosecuting or defending litigation as permitted by this Agreement;

(d)	subject to Sections 14.4 and 14.5, complying with applicable governmental laws and regulations (including, without limitation, the rules and regulations of the Securities and Exchange Commission or any national securities exchange) and with judicial process, if in the reasonable opinion of the recipient Party’s counsel, such disclosure is necessary for such compliance; and

(e)	disclosure, in connection with the performance of this Agreement and solely on a need-to-know basis, to: Affiliates; potential sublicensees; or employees, independent contractors (including without limitation consultants and clinical investigators) or agents, each of whom prior to disclosure must be bound by written obligations of confidentiality and non-use no less restrictive than the obligations set forth in this Section 14; provided, however, that the recipient Party shall remain responsible for any failure by any Person who receives Confidential Information pursuant to this Section 14 to treat such Confidential Information as required under this Section 14.

(f)	If and whenever any Confidential Information is disclosed in accordance with this Section 14.3, such disclosure shall not cause any such information to cease to be Confidential Information except to the extent that such permitted disclosure results in a public disclosure of such information (otherwise than by breach of this Agreement). Where reasonably possible and subject to Sections 14.4 and 14.5, the recipient Party shall notify the disclosing Party of the recipient Party’s intent to make such disclosure pursuant to paragraphs (a) through (d) of this Section 14.3 sufficiently prior to making such disclosure so as to allow the Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information.

14.4

Required Disclosure. A recipient Party may disclose Confidential Information pursuant to interrogatories, requests for information or documents, subpoena, civil investigative demand issued by a court or governmental agency or as otherwise required by law;

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provided however, that the recipient Party shall notify the disclosing Party promptly upon receipt thereof, giving (where practicable) the disclosing Party sufficient advance notice to permit it to oppose, limit or seek confidential treatment for such disclosure, and to file for patent protection if relevant; and provided, further, that the recipient Party shall furnish only that portion of the Confidential Information which it is advised by counsel is legally required whether or not a protective order or other similar order is obtained by the disclosing Party.

14.5	Securities Filings. In the event either Party proposes to file with the Securities and Exchange Commission or the securities regulators of any state or other jurisdiction a registration statement or any other disclosure document which describes or refers to this Agreement under the Securities Act of 1933, as amended, the Securities Exchange Act, of 1934, as amended, or any other applicable securities law, the Party shall notify the other Party of such intention and shall provide such other Party with a copy of relevant portions of the proposed filing not less than five (5) business days prior to such filing (and any revisions to such portions of the proposed filing a reasonable time prior to the filing thereof), including any exhibits thereto relating to the Agreement, and shall use reasonable efforts to obtain confidential treatment of any information concerning the Agreement that such other Party requests be kept confidential, and shall only disclose Confidential Information which it is advised by counsel is legally required to be disclosed. No such notice shall be required under this Section 14.5 if the substance of the description of or reference to this Agreement contained in the proposed filing has been included in any previous filing made by the either Party hereunder or otherwise approved by the other Party.

14.6	Terms of Agreement. The existence and the terms and conditions of this Agreement that the Parties have not specifically agreed to disclose pursuant to Section 14.5 or Section 19 shall be considered Confidential Information of both Parties. Either Party may disclose such terms on a need-to-know basis to a bona fide investor (provided that such investor is not, and is not affiliated with, a pharmaceutical company), investment banker, and their attorneys and agents, provided that each such Person to whom such information is to be disclosed is informed of the confidential nature of such information and has entered into a written agreement with the Party, or is otherwise bound by professional rules, requiring such Person to keep such information confidential. Promptly after the Effective Date, the Parties shall agree upon a redacted form of this Agreement, the relevant provisions of which may be disclosed on a need-to-know basis to potential licensees, acquirers or merger partners and their attorneys and agents, provided that each such Person to whom such information is to be disclosed is informed of the confidential nature of such information and has entered into a written agreement with the Party, or is otherwise bound by professional rules, requiring such Person to keep such information confidential.

14.7	Ongoing Obligation for Confidentiality. Upon early termination of this Agreement for any reason, each Party and its Affiliates shall immediately return to the other Party or destroy any Confidential Information disclosed by the other Party, except for one copy which may be retained in its confidential files for archive purposes.

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15.	TERM AND TERMINATION

15.1	Term. The term of this Agreement will commence upon the Effective Date and continue until the expiration of all royalty payment obligations of Novartis hereunder, unless earlier terminated as permitted by this Agreement (the “Term”).

15.2	Termination for Cause.

(a)	Termination by Enanta for Cause. If Novartis is in material breach of any material obligation hereunder (other than with respect to a breach of Novartis’ obligations under Sections 7.2 or 9.1 with respect to any given Product, which is governed by Section 15.4), Enanta may give written notice to Novartis specifying the claimed particulars of such breach, and in the event such material breach is not cured within the relevant time period specified below after such notice, Enanta shall have the right thereafter to terminate this Agreement immediately by giving written notice to Novartis to such effect. Novartis shall have [*****] days to either cure such breach (except to the extent such breach involves the failure to make a payment when due, which breach must be cured within [*****] days following such notice) or, if cure cannot be reasonably effected within such [*****] day period, to deliver to Enanta a plan for curing such breach which is reasonably sufficient to effect a cure within a reasonable period not to exceed [*****] days. Following delivery of such plan, Novartis shall use commercially reasonable efforts to carry out the plan and cure the breach. Any termination by Enanta under this Section and the effects of termination provided herein shall be without prejudice to any damages or other legal or equitable remedies to which it may be entitled from Novartis.

(b)

Partial Termination by Novartis for Cause. If Enanta is in material breach of any material obligation hereunder, Novartis may give written notice to Enanta specifying the claimed particulars of such breach and its desire to partially terminate certain aspects of this Agreement as provided in Section 16.1. In the event that Enanta does not dispute the existence or materiality of an alleged breach specified in such notice and such material breach is not cured following such notice as provided below, Novartis shall have the right thereafter to terminate certain aspects of this Agreement immediately as provided in Section 16.1 by giving written notice to Enanta to such effect. Enanta shall have [*****] days to either cure any such breach or, if cure cannot be reasonably effected within such [*****] day period, to deliver to Novartis a plan for curing such breach which is reasonably sufficient to effect a cure within a reasonable period not to exceed [*****] days. Following delivery of such plan, Enanta shall use commercially reasonable efforts to carry out the plan and cure the breach. If Enanta disputes in good faith the existence or materiality of an alleged breach and provides notice to Novartis of such dispute within the first [*****] days of the [*****] day notice period specified above, Novartis shall not have the right to implement the payment reduction set forth in Section 16.1(b) unless and until the existence of such material breach or failure by Enanta has been confirmed in

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accordance with Section 20.5, and Enanta has failed to cure such breach within [*****] days following such confirmation. It is understood and acknowledged that during the pendency of any such dispute as to the existence or materiality of an alleged breach, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder; provided that Novartis shall place into a mutually agreed escrow account [*****] which become due during the pendency of such proceedings. In the event that the existence of such material breach or failure by Enanta is confirmed in accordance with Section 20.5, and Enanta fails to cure such breach as provided above following such confirmation, then Novartis shall be entitled to receive [*****]. In the event that the existence of such material breach or failure by Enanta is not confirmed in accordance with Section 20.5, or if Enanta cures such breach as provided above, then Enanta shall be entitled to receive the amounts in escrow. Any termination by Novartis under this Section and the effects of termination provided herein shall be without prejudice to any damages or other legal or equitable remedies to which it may be entitled from Enanta.

(c)	Full Termination by Novartis for Cause. If Enanta is in material breach of any material obligation hereunder, Novartis may give written notice to Enanta specifying the claimed particulars of such breach and its desire to fully terminate this Agreement with the consequences as set forth in Section 16.2. In the event such material breach is not cured within the relevant time period specified below after such notice, Novartis shall have the right thereafter to terminate this Agreement immediately with the consequences as set forth in Section 16.2 by giving written notice to Enanta to such effect. Enanta shall have [*****] days to either cure such breach or, if cure cannot be reasonably effected within such [*****] day period, to deliver to Novartis a plan for curing such breach which is reasonably sufficient to effect a cure within a reasonable period not to exceed [*****] days. Following delivery of such plan, Enanta shall use commercially reasonable efforts to carry out the plan and cure the breach. Any termination by Novartis under this Section and the effects of termination provided herein shall be without prejudice to any damages or other legal or equitable remedies to which it may be entitled from Enanta.

(d)	Either Enanta or Novartis may terminate this Agreement without notice if an Insolvency Event occurs in relation to the other Party. In any event when a Party first becomes aware of the likely occurrence of any Insolvency Event in regard to that Party, it shall promptly so notify the other Party in sufficient time to give the other Party sufficient notice to protect its interests under this Agreement.

(e)	Novartis may terminate this Agreement in the event Enanta rejects this Agreement under Section 365 of the United States Bankruptcy Code, 11 U.S.C. §§ 101 et seq. (the “Code”).

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15.3	Termination by Novartis Without Cause. Novartis may terminate this Agreement without cause at any time after the Effective Date in its entirety or on a Licensed Compound-by-Licensed Compound basis at any time on one hundred twenty (120) days’ prior written notice to Enanta.

15.4	Termination by Enanta For Failure of Novartis to Use Commercially Reasonable Efforts.

(a)	Subject to Section 15.4(b), Enanta shall have the right to terminate the rights licensed to Novartis under the Agreement with respect to a given Product if Novartis is in breach of its obligations as set forth in Sections 7.2 or 9.1 with respect to such Product, provided however, that Novartis’ rights shall not terminate unless (i) Novartis is given [*****] days prior written notice by Enanta of Enanta’s intent to terminate, stating the reasons and justification for such termination, and (ii) Novartis, or its Affiliate or sublicensee, has not taken good faith commercially reasonable steps during the [*****] day period following such notice to diligently pursue the Development and/or Commercialization of the relevant Product.

(b)	If Novartis disputes in good faith the existence or materiality of an alleged breach specified in a notice provided by Enanta pursuant to Section 15.4(a), and Novartis provides notice to Enanta of such dispute within the first [*****] days of the [*****] day notice period specified in Section 15.4(a), Enanta shall not have the right to terminate rights under this Agreement unless and until the existence of such material breach or failure by Novartis has been determined in accordance with Section 20.5 and Novartis fails to cure such breach within [*****] days following such determination. It is understood and acknowledged that during the pendency of any such dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.

15.5	Rights in Bankruptcy.

(a)

The Parties agree that this Agreement constitutes an executory contract under Section 365 of the Code for the license of “intellectual property” as defined under Section 101 of the Code and constitutes a license of “intellectual property” for purposes of any similar laws in any other country in the Territory. The Parties further agree that Novartis, as licensee of such rights under this Agreement, will retain and may fully exercise all of its protections, rights and elections under the Code, including, but not limited to, Section 365(n) of the Code, and any similar laws in any other country in the Territory. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Enanta under the Code and any similar laws in any other country in the Territory, Novartis will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property to the extent included in the license grants hereunder and

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reasonably related to the practice of such license, and the same, if not already in its possession, will be promptly delivered to it: (i) upon any such commencement of a bankruptcy proceeding upon its written request therefor, unless Enanta elects to continue to perform all of its obligations under this Agreement; or (ii) if not delivered under (i) above, following the rejection of this Agreement by or on behalf of Enanta upon written request therefor by Novartis.

(b)	All rights, powers and remedies of Novartis provided for in this Section 15.5 are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, under the Code and any similar laws in any other country in the Territory). In the event of an Insolvency Event in relation to Enanta, Novartis, in addition to the rights, power and remedies expressly provided herein, shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity (including, without limitation, under the Code).

16.	EFFECT OF TERMINATION

16.1	Partial Termination by Novartis for Cause. Upon partial termination of this Agreement by Novartis pursuant to Section 15.2(b):

(a)	any licenses granted by Novartis to Enanta hereunder will terminate and revert to Novartis;

(b)	the licenses and other rights granted by Enanta to Novartis and its Affiliates under Article 3 will remain in effect in accordance with their respective terms; provided, however, that (i) the amount of any Milestone Payments and royalties applicable to Net Sales of Product which become due after the effective date of partial termination shall be reduced by [*****]; and (ii) Novartis shall have the right to offset any damages Novartis has suffered as a result of Enanta’s breach, in such amounts as are finally determined to be due to Novartis pursuant to Section 20.5 or otherwise agreed by Enanta in writing, against any such Milestone Payments and/or royalties which become due after the effective date of partial termination; and

(c)	the Agreement will otherwise remain in full force and effect except that (i) Novartis will have the right to dissolve the JSC upon written notice to Enanta, (ii) Novartis’ obligations pursuant to Section 4.2 will terminate, and (iii) Enanta’s rights to Co-Detail Products pursuant to Article 10 will terminate and Novartis will have the right to immediately terminate any Co-Detailing Agreement by providing written notice to Enanta.

16.2	Full Termination by Novartis for Cause. Upon termination of this Agreement by Novartis pursuant to Section 15.2(c), (d) or (e):

(a)	any licenses and other rights granted by either Party to the other Party hereunder will terminate and revert to the granting Party;

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(b)	Novartis will cooperate with Enanta promptly and as reasonably requested by Enanta to transition the responsibility for the filing, prosecution, and maintenance of the Enanta IP back to Enanta. The provisions of Section 13.2 shall continue to apply with respect to Collaboration IP unless otherwise agreed in writing by the Parties;

(c)	Novartis hereby grants Enanta a right of first negotiation, exercisable by written notice to Novartis at any time within [*****] days after such termination, to obtain a worldwide, exclusive, royalty-bearing license, with the right to sublicense, under Collaboration IP owned in whole or in part by Novartis or its Affiliates, and under any other Patent Rights and Know-How Controlled by Novartis or its Affiliates that are not included in the Collaboration IP and that are reasonably necessary to continue to Develop or Commercialize Products then being Developed or Commercialized under this Agreement, to research, develop, make, have made, use, sell, have sold, offer for sale and import Licensed Compound(s) and Product(s), on commercially reasonable terms to be negotiated in good faith by the Parties for up to an additional [*****] days following exercise of such right of first negotiation;

(d)	any license granted to Enanta as described in the preceding subsection (c) will include, to the extent requested by Enanta, the right to use clinical and regulatory data and information generated by Novartis for regulatory purposes relating to the Licensed Compounds and/or Products and will provide for Novartis to transfer and assign to Enanta all of its right, title and interest in and to all regulatory submissions and Regulatory Approvals and all drug master files and drug dossiers with respect to the Products (other than those related to manufacturing facilities); and

(e)	except as set forth in this Section 16, the rights and obligations of the Parties hereunder shall terminate as of the date of such termination.

16.3	Termination by Enanta for Cause or by Novartis Without Cause. Upon termination of this Agreement by Enanta pursuant to Section 15.2(a) or (d) or Section 15.4 or by Novartis pursuant to Section 15.3:

(a)	any licenses and other rights granted by either Party to the other under this Agreement will terminate and revert to the granting Party;

(b)	Novartis will cooperate with Enanta promptly and as reasonably requested by Enanta to transition the responsibility for the filing, prosecution, and maintenance of the Enanta IP back to Enanta. The provisions of Section 13.2 shall continue to apply with respect to Collaboration IP unless otherwise agreed in writing by the Parties;

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(c)	Novartis will transfer and assign to Enanta all of its right, title and interest in and to all regulatory submissions with respect to the Products that were filed by Enanta prior to the Effective Date and transferred to Novartis hereunder;

(d)

in the event that this Agreement is terminated on or before the 2nd anniversary of the end of the Research Term, then Novartis will grant Enanta and its Affiliates a worldwide, exclusive, fully paid, perpetual license, with the right to sublicense, under all Collaboration IP owned in whole or in part by Novartis or its Affiliates, to research, develop, make, have made, use, sell, have sold, offer for sale and import Licensed Compound(s) and Product(s);

(e)

in the event that this Agreement is terminated after the 2nd anniversary of the end of the Research Term, then the Parties shall negotiate in good faith the terms under which Enanta shall obtain a worldwide, exclusive, license, with the right to sublicense, under Collaboration IP owned in whole or in part by Novartis or its Affiliates, to develop, make, have made, use, sell, have sold, offer for sale and import Licensed Compounds and Products;

(f)	in addition to the foregoing, upon request of Enanta following any such termination, the Parties shall negotiate in good faith the terms under which Enanta shall obtain a worldwide, exclusive, royalty-bearing license, with the right to sublicense, under any other Patent Rights and Know-How Controlled by Novartis or its Affiliates that are not included in the Collaboration IP and that are reasonably necessary to continue to Develop or Commercialize Products then being Developed or Commercialized under this Agreement, to develop, make, have made, use, sell, have sold, offer for sale and import any such Product then being Developed or Commercialized under this Agreement;

(g)

in the event that the Parties cannot agree upon the terms for any license to be negotiated as provided above within [*****] days after such termination, then, if requested by Enanta during such [*****] day period, the Parties shall refer the matter to arbitration before a mutually acceptable single independent arbitrator, who shall be experienced in the pharmaceutical business, provided that if the Parties cannot agree upon such single arbitrator within [*****] days, such arbitrator will be promptly chosen by the Parties in accordance with the then-prevailing rules of arbitration of the International Chamber of Commerce. For such arbitration, each Party shall submit final proposed terms to the arbitrator within [*****] days of his/her appointment, together with a brief or other written memorandum supporting the merits of their final proposal, provided that each Party will submit its final proposed terms to the other Party at least [*****] days prior to submission to the independent arbitrator. The arbitrator shall promptly convene a hearing, at which time each Party shall have an agreed upon time to argue and present witnesses in support of its final proposal. The independent arbitrator will select between the two sets of terms (i.e., the independent arbitrator will select one of the sets of terms submitted by the Parties, and will not propose a third set of terms, and shall have no discretion or authority with respect to

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modifying the proposed terms of either of the Parties), and shall render his/her opinion in writing within [*****] days after the hearing described above. The decision of the arbitrator shall be final and binding on the Parties. The Parties shall equally bear all expenses and costs of the arbitration, including the costs associated with the arbitrators’ services, but not the costs incurred by either Party in connection with the preparation for and the presentation of its case.

(h)	any license granted to Enanta as described in the preceding subsection (e) or (f) will include, to the extent requested by Enanta, the right to use clinical and regulatory data and information generated by Novartis for regulatory purposes relating to the Licensed Compounds and/or Products and will provide for Novartis to transfer and assign to Enanta all of its right, title and interest in and to all regulatory submissions and Regulatory Approvals and all drug master files and drug dossiers with respect to the Products (other than those related to manufacturing facilities) and for Novartis to reasonably cooperate with Enanta, at Enanta’s request and expense, with respect to the transfer of relevant Development and Commercialization activities to Enanta, and to provide Enanta with reasonable access to relevant manufacturing and formulation Know-How; and

(i)	except as set forth in this Section 16, the rights and obligations of the Parties hereunder shall terminate as of the date of such termination.

16.4	Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Without limiting the foregoing, the provisions of Articles 1, 12, 16, 18 and 20, and Sections 3.4, 11.10, 13.1, 15.5, 17.4, 19.2, and any other obligations and rights which are expressly intended to survive, shall survive expiration or termination of this Agreement. The provisions of Section 14 (Confidentiality) shall survive the termination or expiration of this Agreement for a period of [*****] years.

16.5	Termination Not Sole Remedy. Termination is not the sole remedy under this Agreement and, whether or not termination is effected and notwithstanding anything contained in this Agreement to the contrary, all other remedies will remain available except as agreed to otherwise herein.

17.	REPRESENTATIONS, WARRANTIES AND COVENANTS

17.1	Representations, Warranties and Covenants by Each Party. Each Party represents and warrants to the other as of the Effective Date that:

(a)	it is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation;

(b)	it has full corporate power and authority to execute, deliver, and perform this Agreement, and has taken all corporate action required by law and its organizational documents to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement;

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(c)	this Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms;

(d)	other than compliance with the HSR Act, all consents, approvals and authorizations from all governmental authorities or other Third Parties required to be obtained by such Party in connection with this Agreement have been obtained;

(e)	the execution and delivery of this Agreement and all other instruments and documents required to be executed pursuant to this Agreement do not and shall not (i) conflict with or result in a breach of any provision of its organizational documents, (ii) result in a breach of any agreement to which it is a party; or (iii) violate any law; and

(f)	all of its employees, officers, and consultants who have been involved with the Enanta IP or who will be involved in the Research Program have executed agreements or have existing obligations under applicable laws requiring assignment to such Party of all inventions made during the course of and as the result of their association with such Party free from Encumbrances and obligating the individual to maintain as confidential such Party’s Confidential Information as well as confidential information of other parties (including the other Party and its Affiliates) which such individual may receive, to the extent required to support such Party’s obligations under this Agreement;

(g)	with respect to Novartis, it shall self-insure and, with respect to Enanta, it shall maintain insurance with respect to its activities and obligations under this Agreement in such amounts as are commercially reasonable in the industry for companies conducting similar business and shall require any of its Affiliates undertaking activities under this Agreement to do the same;

(h)	it will perform all activities under this Agreement in compliance with all applicable laws and regulations, including but not limited to those relating to the conduct of human clinical studies, animal testing, biotechnological research and the handling and containment of biohazardous materials, and laws and regulations relating to health, safety and the environment, fair labor practices and unlawful discrimination;

(i)

(i) neither such Party nor, to the actual knowledge of such Party, any employee, agent or subcontractor of such Party involved or to be involved in the Development of the Licensed Compound(s) and/or the Product(s) has been debarred under Subsection (a) or (b) of Section 306 of the Federal Food, Drug and Cosmetic Act (21 U.S.C. 335a); (ii) no Person who is known by such Party to have been debarred under Subsection (a) or (b) of Section 306 of said Act will be employed by such Party in the performance of any activities hereunder; and (iii) to the actual knowledge of such Party, no Person on any of the FDA clinical

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investigator enforcement lists (including, but not limited to, the (1) Disqualified/Totally Restricted List, (2) Restricted List and (3) Adequate Assurances List) will participate in the performance of any activities hereunder.

17.2	Representations and Warranties by Enanta. Enanta represents and warrants to Novartis as of the Effective Date that:

(a)	Exhibit A sets forth a complete and accurate list of all Enanta Patents in existence as of the Effective Date, indicating the owner, Enanta, and/or co-owner(s) thereof if such Enanta IP is not solely owned by Enanta;

(b)	Exhibit A includes a complete list of all the patents and patent applications that Enanta has filed on novel NS5A compound structures;

(c)	Enanta is the sole and exclusive owner of all of the Enanta Patents free from Encumbrances, and is listed in the records of the appropriate governmental agencies as the sole and exclusive owner of record for each registration, grant and application included in the Enanta Patents;

(d)	Enanta has the right to grant to Novartis and its Affiliates the licenses under the Enanta IP that it purports to grant hereunder;

(e)	Enanta has the right to use and disclose and to enable Novartis and its Affiliates to use and disclose (in each case under appropriate conditions of confidentiality) the Enanta Know-How to be licensed to Novartis as provided under this Agreement;

(f)	[*****];

(g)	[*****];

(h)	[*****];

(i)	Enanta has not granted to any Third Party any rights to the Licensed Compound(s) that would otherwise interfere or be inconsistent with rights granted to Novartis hereunder;

(j)	[*****];

(k)	[*****];

(l)	[*****]; and

(m)	[*****].

17.3	Covenants of Enanta. Enanta covenants and agrees that:

(a)	it will not grant any interest in the Enanta IP which is inconsistent with the terms and conditions of this Agreement, nor shall Enanta assign its right, title or interest in or to the Enanta IP to any Third Party except as permitted in Section 20.1; and

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(b)	if, at any time after execution of this Agreement, it becomes aware that it or any employee, agent or subcontractor of Enanta who participated, or is participating, in the performance of any activities hereunder is on, or is being added to the FDA Debarment List or any of the three (3) FDA Clinical Investigator Restriction Lists referenced in Section 17.1(i), it will provide written notice of this to Novartis within two (2) business days of its becoming aware of this fact;

(c)	subject to Section 14.3, it will use all reasonable precautions to preserve the confidentiality of the Enanta Know-How to the extent that such Enanta Know-How is subject to an exclusive license to Novartis and its Affiliates.

17.4	No Other Warranties. EXCEPT AS EXPRESSLY STATED IN THIS SECTION 17, (A) NO REPRESENTATION, CONDITION OR WARRANTY WHATSOEVER IS MADE OR GIVEN BY OR ON BEHALF OF NOVARTIS OR ENANTA; AND (B) ALL OTHER CONDITIONS AND WARRANTIES WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE ARE HEREBY EXPRESSLY EXCLUDED, INCLUDING ANY CONDITIONS AND WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

18.	INDEMNIFICATION; LIABILITY

18.1	Indemnification by Enanta. Enanta shall indemnify and hold Novartis, its Affiliates, and their respective officers, directors and employees (“Novartis Indemnitees”) harmless from and against any Claims against them to the extent arising or resulting from:

(a)	Enanta’s, or any of its Affiliates’, sublicensees’ or contractors’ actions in connection with the Research Program;

(b)	the negligence or willful misconduct of Enanta or any of its Affiliates; or

(c)	the breach of any of the obligations, covenants, warranties or representations made by Enanta to Novartis and its Affiliates under this Agreement;

provided, however, that Enanta shall not be obliged to so indemnify, defend and hold harmless the Novartis Indemnitees for any Claims to the extent Novartis has an obligation to indemnify Enanta Indemnitees pursuant to Section 18.2 or to the extent that such Claims arise from the breach, negligence or willful misconduct of Novartis or the Novartis Indemnitee.

18.2	Indemnification by Novartis. Novartis shall indemnify and hold Enanta, its Affiliates, and their respective officers, directors and employees (“Enanta Indemnitees”) harmless from and against any Claims against them to the extent arising or resulting from:

(a)	Novartis’, or any of its Affiliates’, sublicensees’ or contractors’ actions in connection with the Development, manufacture or Commercialization of the Licensed Compound(s) or Product(s) or performance of the Research Program;

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(b)	the negligence or willful misconduct of Novartis or any of its Affiliates; or

(c)	the breach of any of the obligations, covenants, warranties or representations made by Novartis to Enanta under this Agreement;

provided, however, that Novartis and its Affiliates shall not be obliged to so indemnify, defend and hold harmless the Enanta Indemnitees for any Claims to the extent Enanta has an obligation to indemnify Novartis Indemnitees pursuant to Section 18.1 or to the extent that such Claims arise from the breach, negligence or willful misconduct of Enanta or the Enanta Indemnitee.

18.3	Indemnification Procedure.

(a)	For the avoidance of doubt, all indemnification claims in respect of a Novartis Indemnitee or Enanta Indemnitee shall be made solely by Novartis or Enanta, respectively.

(b)	A Party seeking indemnification hereunder (“Indemnified Party”) shall notify the other Party (“Indemnifying Party”) in writing reasonably promptly after the assertion against the Indemnified Party of any Claim or fact in respect of which the Indemnified Party intends to base a Claim for indemnification hereunder (“Indemnification Claim Notice”), but the failure or delay to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any obligation or liability that it may have to the Indemnified Party, except to the extent that the Indemnifying Party demonstrates that its ability to defend or resolve such Claim is adversely affected thereby. The Indemnification Claim Notice shall contain a description of the Claim and the nature and amount of the Claim (to the extent that the nature and amount of such Claim is known at such time). Upon the request of the Indemnifying Party, the Indemnified Party shall furnish promptly to the Indemnifying Party copies of all correspondence, communications and official documents (including court documents) received or sent in respect of such Claim.

(c)

Subject to the provisions of subsections (d) and (e) below, the Indemnifying Party shall have the right, upon written notice given to the Indemnified Party within thirty (30) days after receipt of the Indemnification Claim Notice, to assume the defense and handling of such Claim, at the Indemnifying Party’s sole expense, in which case the provisions of subsection (d) below shall govern. The assumption of the defense of a Claim by the Indemnifying Party shall not be construed as acknowledgement that the Indemnifying Party is liable to indemnify any indemnitee in respect of the Claim, nor shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against any Indemnified Party’s claim for indemnification. In the event that it is ultimately decided that the Indemnifying Party is not obligated to indemnify or hold an Indemnitee harmless

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from and against the Claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all costs and expenses (including attorneys’ fees and costs of suit) and any losses incurred by the Indemnifying Party in its defense of the Claim. If the Indemnifying Party does not give written notice to the Indemnified Party, within thirty (30) days after receipt of the Indemnification Claim Notice, of the Indemnifying Party’s election to assume the defense and handling of such Claim, the provisions of sub-Section (e) below shall govern.

(d)	Upon assumption of the defense of a Claim by the Indemnifying Party: (i) the Indemnifying Party shall have the right to and shall assume sole control and responsibility for dealing with the Claim; (ii) the Indemnifying Party may, at its own cost, appoint as counsel in connection with conducting the defense and handling of such Claim any law firm or counsel reasonably selected by the Indemnifying Party; (iii) the Indemnifying Party shall keep the Indemnified Party informed of the status of such Claim; and (iv) the Indemnifying Party shall have the right to settle the Claim on any terms the Indemnifying Party chooses; provided, however, that it shall not, without the prior written consent of the Indemnified Party, agree to a settlement of any Claim which could lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder or which admits any wrongdoing or responsibility for the claim on behalf of the Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party and shall be entitled to participate in, but not control, the defense of such Claim with its own counsel and at its own expense. In particular, the Indemnified Party shall furnish such records, information and testimony, provide witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours by the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Claim, and making the Indemnified Party, the Indemnitees and its and their employees and agents available on a mutually convenient basis to provide additional information and explanation of any records or information provided.

(e)	If the Indemnifying Party does not give written notice to the Indemnified Party as set forth in subsection (c) or fails to conduct the defense and handling of any Claim in good faith after having assumed such, the Indemnified Party may, at the Indemnifying Party’s expense, select counsel reasonably acceptable to the Indemnifying Party in connection with conducting the defense and handling of such Claim and defend or handle such Claim in such manner as it may deem appropriate. In such event, the Indemnified Party shall keep the Indemnifying Party timely apprised of the status of such Claim and shall not settle such Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. If the Indemnified Party defends or handles such Claim, the Indemnifying Party shall cooperate with the Indemnified Party, at the Indemnified Party’s request but at no expense to the Indemnified Party, and shall be entitled to participate in the defense and handling of such Claim with its own counsel and at its own expense.

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18.4	Mitigation of Loss. Each Indemnified Party will take and will procure that its Affiliates take all such reasonable steps and action as are necessary or as the Indemnifying Party may reasonably require in order to mitigate any Claims (or potential losses or damages) under this Section 18. Nothing in this Agreement shall or shall be deemed to relieve any Party of any common law or other duty to mitigate any losses incurred by it.

18.5	Special, Indirect and Other Losses. NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE IN CONTRACT, TORT, NEGLIGENCE BREACH OF STATUTORY DUTY OR OTHERWISE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OR FOR ANY LOSS OF PROFITS SUFFERED BY THE OTHER PARTY, EXCEPT TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER THIS SECTION 18.

18.6	No Exclusion. Neither Party excludes any liability for death or personal injury caused by its negligence or that of its employees, agents or sub-contractors.

19.	PUBLICATIONS AND PUBLICITY

19.1	Publications.

(a)	Except to the extent made in accordance with the provisions of Section 14 or Section 19.2, any proposed public disclosure (whether written, electronic, oral or otherwise) by Enanta relating to the Licensed Compound(s) or Product(s) shall require the prior written consent of Novartis.

(b)	For the avoidance of doubt, Novartis or any of its Affiliates may, without any required consents from Enanta, but, to the extent practicable, with at least [*****] days’ prior written notice to Enanta, publish or have published information about clinical trials related to the Licensed Compound(s) or Product(s), including the results of such clinical trials. This paragraph shall not affect the rights or obligations of the Parties pursuant to Section 14.

19.2	Publicity.

(a)	Neither Party shall use the name, symbol, trademark, trade name or logo of the other Party or its Affiliates in any press release, publication or other form of public disclosure without the prior written consent of the other Party in each instance (such consent not to be unreasonably withheld or delayed), except for those disclosures made in accordance with Section 14 or for which consent has already been obtained.

(b)	Except as provided in Section 14, each Party agrees not to issue any press release or other public statement, whether oral or written, disclosing the existence of this Agreement, the terms hereof or any information relating to this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, however, that Novartis may issue press releases and other public statements as it deems reasonably appropriate in connection with the Development and Commercialization of Products under this Agreement without such consent but, to the extent practicable, with at least [*****] days’ prior written notice to Enanta.

Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote such omission.	50

19.3	The Parties acknowledge and agree that a good faith breach by Novartis of any requirement to give prior notice pursuant to this Section 19 shall not be grounds for any termination of this Agreement by Enanta.

20.	GENERAL PROVISIONS

20.1	Assignment. This Agreement may not be assigned or otherwise transferred by either Party without the prior written consent of the other Party; provided, however, that either Party may assign this Agreement, without the consent of the other Party to any of its Affiliates or to a successor to all or substantially all of its business or assets to which this Agreement relates. Any purported assignment in contravention of this Section 20.1 shall, at the option of the non-assigning Party, be null and void and of no effect. In the event that this Agreement is assigned by a Party in connection with the sale or transfer of all or substantially all of the business and assets of such Party to which the subject matter of this Agreement pertains, notwithstanding any provisions of this Agreement to the contrary, such assignment shall not provide the non-assigning Party with rights or access to intellectual property or technology of the acquirer of the assigning Party. No assignment shall release either Party from responsibility for the performance of any accrued obligation of such Party hereunder. This Agreement shall be binding upon and enforceable against the successor to or any permitted assignees from either of the Parties hereto.

20.2	Extension to Affiliates. Novartis shall have the right to extend the rights, immunities and obligations granted in this Agreement to one or more of its Affiliates. All applicable terms and provisions of this Agreement shall apply to any such Affiliate to which this Agreement has been extended to the same extent as such terms and provisions apply to Novartis. Novartis shall remain primarily liable for any acts or omissions of its Affiliates.

20.3	Severability. Should one or more of the provisions of this Agreement become void or unenforceable as a matter of law, then this Agreement shall be construed as if such provision were not contained herein and the remainder of this Agreement shall be in full force and effect, and the Parties will use their commercially reasonable efforts to substitute for the invalid or unenforceable provision a valid and enforceable provision which conforms as nearly as possible with the original intent of the Parties.

Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote such omission.	51

20.4	Governing Law and Jurisdiction. This Agreement shall be governed by and construed under the laws of the Commonwealth of Massachusetts, without reference to conflicts of laws principles. The Parties hereby irrevocably submit to the exclusive jurisdiction of and venue in the state and federal courts located in Boston, Massachusetts, without restricting any right of appeal.

20.5	Dispute Resolution.

(a)	Except as otherwise set forth in this Agreement, in the event of an unresolved matter, dispute or issue under this Agreement (“Dispute”), the Parties will refer the Dispute to the Alliance Managers for discussion and resolution. If the Alliance Managers are unable to resolve such Dispute within thirty (30) days of the Dispute being referred to them by either Party in writing, either Party may require that the Parties forward the matter to the Senior Officers (or designees with similar authority to resolve such dispute), who shall attempt in good faith to resolve such Dispute. If the Senior Officers cannot resolve such Dispute within thirty (30) days of the matter being referred to them in writing, then the Dispute will be resolved as provided in Section 20.5(b), (c) or (d) below, as applicable.

(b)	For any Dispute not settled in accordance with Section 20.5(a), a Party wishing to commence arbitration shall first serve notice on the other Party that a Dispute has arisen and demand that mediation commence. The mediation shall last no longer than sixty (60) days and shall be conducted pursuant to the ICC ADR Rules of the International Chamber of Commerce (“ICC”) then in effect. Each Party shall pay its own expenses incurred in connection with such mediation, and the fees and expenses of the mediator shall be divided evenly between the Parties. Notwithstanding anything else contained herein, any Party to such mediation shall have the right to commence arbitration in accordance with Section 20.5(c) below at any time after the expiration of sixty (60) days after service of such demand for mediation under this subsection.

(c)	Any unresolved Disputes between the Parties relating to, arising out of or in any way connected with this Agreement or any term or condition hereof, or the performance by either Party of its obligations hereunder, whether before or after termination of this Agreement, shall be resolved by final and binding arbitration. Whenever a Party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other Party. Arbitration shall be held in Boston, Massachusetts, according to the Rules of Arbitration of the ICC in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the Parties. No arbitrator (nor any panel of arbitrators) shall have the power to award punitive damages under this Agreement and such award is expressly prohibited. Decisions of the arbitrator(s) shall be final and binding on the Parties. Judgment on the award so rendered may be entered in any court of competent jurisdiction. The costs of the arbitration shall be borne as determined by the arbitrator(s).

(d)	Notwithstanding anything to the contrary, either Party may at any time seek to obtain preliminary injunctive relief or other applicable provisional relief from a court of competent jurisdiction with respect to an issue arising under this Agreement if the rights of such Party would be prejudiced absent such relief. A request by a Party to a court of competent jurisdiction for interim measures necessary to preserve the Party’s rights, including attachments or injunctions, shall not be deemed incompatible with, or a waiver of, the agreement to mediate or arbitrate contained in this Section 20.5. Notwithstanding anything to the contrary in this Section 20.5, any disputes regarding the scope, validity, enforceability or inventorship of any patents or patent applications shall be submitted for final resolution by a court of competent jurisdiction.

Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote such omission.	52

20.6	Force Majeure. Neither Party shall be responsible to the other for any failure or delay in performing any of its obligations under this Agreement or for other nonperformance hereunder if such delay or nonperformance is caused by strike, stoppage of labor, lockout or other labor trouble, fire, flood, accident, war, act of terrorism, act of God or of the government of any country or of any local government, or by cause unavoidable or beyond the control of any Party hereto. In such event, the Party affected will use commercially reasonable efforts to resume performance of its obligations.

20.7	Waivers and Amendments. The failure of any Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. No waiver shall be effective unless it has been given in writing and signed by the Party giving such waiver. No provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.

20.8	Relationship of the Parties. Nothing contained in this Agreement shall be deemed to constitute a partnership, joint venture, or legal entity of any type between Enanta and Novartis, or to constitute one as the agent of the other. Moreover, each Party agrees not to construe this Agreement, or any of the transactions contemplated hereby, as a partnership for any tax purposes. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give any Party the power or authority to act for, bind, or commit the other.

20.9	Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when: (a) delivered by hand (with written confirmation of receipt); (b) sent by fax (with written confirmation of receipt), provided that a copy is immediately sent by an internationally recognized overnight delivery service (receipt requested); or (c) when received by the addressee, if sent by an internationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and fax numbers set forth below (or to such other addresses and fax numbers as a Party may designate by notice):

If to Enanta:

Enanta Pharmaceuticals, Inc.

500 Arsenal Street

Watertown, Massachusetts 02472

Attention: Chief Executive Officer

Facsimile No.: 617-607-0530

Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote such omission.	53

If to Novartis:

Novartis Institutes for BioMedical Research, Inc.

250 Massachusetts Avenue

Cambridge, Massachusetts 02139

Attention: General Counsel

Facsimile No.: (617) 871-3354

20.10	Further Assurances. Novartis and Enanta hereby covenant and agree without the necessity of any further consideration, to execute, acknowledge and deliver any and all such other documents and take any such other action as may be reasonably necessary to carry out the intent and purposes of this Agreement.

20.11	Compliance with Law. Each Party shall perform its obligations under this Agreement in accordance with all applicable laws. No Party shall, or shall be required to, undertake any activity under or in connection with this Agreement which violates, or which it believes, in good faith, may violate, any applicable law.

20.12	Corporate Citizenship. Novartis gives preference to parties who share Novartis’ societal and environmental values as set forth in the “Novartis Third Party Code of Conduct” which is attached as Exhibit D.

20.13	No Third Party Beneficiary Rights. The provisions of this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights to any Third Party (including any third party beneficiary rights).

20.14	English Language. This Agreement is written and executed in the English language. Any translation into any other language shall not be an official version of this Agreement and in the event of any conflict in interpretation between the English version and such translation, the English version shall prevail.

20.15	Expenses. Except as otherwise expressly provided in this Agreement, each Party shall pay the fees and expenses of its respective lawyers and other experts and all other expenses and costs incurred by such Party incidental to the negotiation, preparation, execution and delivery of this Agreement.

20.16	Entire Agreement. This Agreement, together with its Exhibits, sets forth the entire agreement and understanding of the Parties as to the subject matter hereof and supersedes all proposals, oral or written, and all other prior communications between the Parties with respect to such subject matter. In the event of any conflict between a substantive provision of this Agreement and any Exhibit hereto, the substantive provisions of this Agreement shall prevail.

Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote such omission.	54

20.17	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20.18	Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

IN WITNESS WHEREOF, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives.

NOVARTIS INSTITUTES FOR BIOMEDICAL RESEARCH, INC.		ENANTA PHARMACEUTICALS, INC.

By:	/s/ Christian Klee	By:	/s/ Jay R. Luly

Name:	Christian Klee	Name:	Jay R. Luly

Title:	VP and CFO	Title:	President and CEO

Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote such omission.	55

Exhibit 10.2

Enanta has requested that portions of this document be accorded confidential treatment pursuant to Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended.

EXHIBIT A

ENANTA PATENTS

Country Name	Sub	Status	Appl’n #	Filing Date	Patent #	Issue Date

4014.1182 (ENP-182) “Linked Dibenzimidazole Antivirals”

[*****]		[*****]	[*****]	[*****]
Patent Cooperation Treaty		Natl Proc	US10/023645	09-Feb-2010
United States of America		Expired	61/151,079	09-Feb-2009
[*****]	[*****]	[*****]	[*****]	[*****]

4014.1183 (ENP-183) “Novel Dibenzimidazole Derivatives”

United States of America		PRO	61/153,224	17-Feb-2009
United States of America	1	PRO	61/156,239	27-Feb-2009
United States of America	2	ORD	12/702,692	09-Feb-2012

4014.1184 (ENP-184) “Linked Dibenzimidazole Derivatives”

United States of America		Expired	61/153,231	17-Feb-2009
United States of America	1	Expired	61/156,110	27-Feb-2009
[*****]	[*****]	[*****]	[*****]	[*****]

4014.1185 (ENP-185) “Linked Dilmidazole Antivirals”

Patent Cooperation Treaty		Natl Proc	US10/024447	17-Feb-2010
United States of America		Expired	61/153,234	17-Feb-2009
United States of America	1	Expired	61/156,160	27-Feb-2009
[*****]	[*****]	[*****]	[*****]	[*****]

4014.1186 (ENP-186) “Novel Dilmidazole Antivirals”

United States of America		PRO	61/153,240	17-Feb-2009
United States of America	1	PRO	61/156,284	27-Feb-2009
United States of America	2	ORD	12/707,200	17-Feb-2010

4014.1187 (ENP-187) “Novel Benzimidazole Derivatives”

[*****]		[*****]	[*****]	[*****]

Confidential materials omitted and filed separately with the Securities and Exchange

Commission. Asterisks denote such omission.

Country Name	Sub	Status	Appl’n #	Filing Date	Patent #	Issue Date
[*****]		[*****]		[*****]
[*****]		[*****]	[*****]	[*****]
[*****]		[*****]	[*****]	[*****]
[*****]		[*****]	[*****]	[*****]
[*****]		[*****]		[*****]
[*****]		[*****]	[*****]	[*****]
[*****]		[*****]	[*****]	[*****]
[*****]		[*****]	[*****]	[*****]
[*****]		[*****]	[*****]	[*****]
[*****]		[*****]	[*****]	[*****]
[*****]		[*****]	[*****]	[*****]
[*****]		[*****]		[*****]
[*****]		[*****]	[*****]	[*****]
Patent Cooperation Treaty		Natl Proc	US10/025741	01-March-2010
[*****]		[*****]	[*****]	[*****]
[*****]		[*****]	[*****]	[*****]
[*****]		[*****]	[*****]	[*****]
[*****]		[*****]	[*****]	[*****]
[*****]		[*****]	[*****]	[*****]
[*****]		[*****]	[*****]	[*****]
United States of America		Expired	61/156,131	27-Feb-2009
United States of America	1	Allowed	12/714,583	01-March-2010	8101643	24-Jan-2012
[*****]	[*****]	[*****]	[*****]	[*****]
United States of America	3	Unfiled
[*****]		[*****]	[*****]	[*****]

4014.1188 (ENP-188) “Hepatitis C Virus Inhibitors”

United States of America		Expired	61/158,071	06-Mar-2009
[*****]	[*****]	[*****]	[*****]	[*****]

4014.1189 (ENP-189) “Hepatitis C Virus Inhibitors”

United States of America		Expired	61/156,268	27-Feb-2009
[*****]	[*****]	[*****]	[*****]	[*****]

4014.1190 (ENP-190) “Hepatitis C Virus Inhibitors”

Patent Cooperation Treaty		Natl Proc	US10/038699	15-Jun-2010
United States of America		Expired	61/187,374	16-Jun-2009
[*****]	[*****]	[*****]	[*****]	[*****]

2

Country Name	Sub	Status	Appl’n #	Filing Date	Patent #	Issue Date

4014.1191 (ENP-191) “Hepatitis C Virus Inhibitors”

United States of America		Expired	61/222,586	02-Jul-2009
[*****]	[*****]	[*****]	[*****]	[*****]

4014.1192 (ENP-192) “Hepatitis C Virus Inhibitors”

[*****]		[*****]	[*****]	[*****]
United States of America		Expired	61/241,489	10-Sept-2010
[*****]	[*****]	[*****]	[*****]	[*****]

4014.1198 (ENP-198) “Hepatitis C Virus Inhibitors”

United States of America		Expired	61,241,578	11-Sep-2009
[*****]	[*****]	[*****]	[*****]	[*****]

4014.1199 (ENP-199) “Hepatitis C Virus Inhibitors”

United States of America		Expired	61/241,595	11-Sep-2009
[*****]	[*****]	[*****]	[*****]	[*****]

4014.1200 (ENP-200) “Hepatitis C Virus Inhibitors”

United States of America		PRO	61/241,617	11-Sep-2009
United States of America	1	ORD	12/879,028	10-Sep-2010

4014.1201 (ENP-201) “Hepatitis C Virus Inhibitors”

United States of America		Expired	61/241,577	11-Sep-2009
[*****]	[*****]	[*****]	[*****]	[*****]

4014.1202 (ENP-202) “Hepatitis C Virus Inhibitors”

[*****]		[*****]	[*****]	[*****]
United States of America		Expired	61/241,598	11-Sep-2009
[*****]	[*****]	[*****]	[*****]	[*****]

4014.1204 (ENP-204) “Hepatitis C Virus Inhibitors”

[*****]		[*****]	[*****]	[*****]
United States of America		Expired	61/286,178	14-Dec-2009
[*****]	[*****]	[*****]	[*****]	[*****]

4014.1205 (ENP-205) “Hepatitis C Virus Inhibitors”

[*****]		[*****]	[*****]	[*****]

3

Country Name	Sub	Status	Appl’n #	Filing Date	Patent #	Issue Date
United States of America		Expired	61/297,918	25-Jan-2010
United States of America	1	Expired	61/314,304	16-Mar-2010
[*****]	[*****]	[*****]	[*****]	[*****]
[*****]	[*****]	[*****]	[*****]	[*****]

4014.1209 (ENP-209) “Combination Pharmaceutical Agents as Inhibitors of HCV Replication”

[*****]		[*****]	[*****]	[*****]
United States of America		Expired	61/310,579	04-Mar-2010
[*****]	[*****]	[*****]	[*****]	[*****]

4014.1210 (ENP-210) “Hepatitis C Virus Inhibitors”

[*****]		[*****]	[*****]	[*****]
United States of America		Expired	61/322,438	09-Apr-2010
[*****]	[*****]	[*****]	[*****]	[*****]

4014.1211 (ENP-211) “Hepatitis C Virus Inhibitors”

[*****]		[*****]	[*****]	[*****]
United States of America		Expired	61/372,999	12-Aug-2010
[*****]	[*****]	[*****]	[*****]	[*****]

4014.1216 (ENP-216) “Hepatitis C Virus Inhibitors”

[*****]		[*****]	[*****]	[*****]
United States of America		Expired	61/351,327	04-Jun-2010
United States of America	1	Expired	61/415,447	19-Nov-2010
[*****]	[*****]	[*****]	[*****]	[*****]
[*****]	[*****]	[*****]	[*****]	[*****]

[*****]

[*****]		[*****]	[*****]	[*****]

[*****]

[*****]		[*****]	[*****]	[*****]

[*****]

[*****]		[*****]	[*****]	[*****]

4

Exhibit 10.2

Enanta has requested that portions of this document be accorded confidential treatment pursuant to Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended.

EXHIBIT B

RESEARCH PLAN

[*****]

Confidential materials omitted and filed separately with the Securities and Exchange

Commission. Asterisks denote such omission.

EXHIBIT C

SAMPLE INVOICE

Company Name	INVOICE

Street Address	DATE: Month Day, Year
City, State ZIP Code	INVOICE #: XX
Phone 1xxxxxx	NOVARTIS PO#: XXXXXXXX
Fax 1xxxxx

Bill To:

Novartis Institutes for Biomedical Research

Attn: Novartis Contact Name

P.O. Box 5990

Portland, OR 97228-5990

Upfront/Milestone/Royalty or any other payment debit in reference to Research Collaboration and License Agreement between Enanta Pharmaceuticals, Inc. and Novartis Institutes for BioMedical Research, Inc. effective as of (date).

PO Line Number	DESCRIPTION	AMOUNT

1	Upfront payment with reference made to the relevant section of the contract	$XX.XX

TOTAL		$XX.XX

Remit to:
Bank Wire Information:
Bank Name:	XX
Account No.:	XX
ABA#:	XX (only applicable in the US)
IBAN:	XX (only applicable in Europe)
SWIFT CODE:	XX (applicable US and Europe)

Note for e-mail submissions of invoices:

The address is: [*****]

Attached invoice files must contain a Novartis issued purchase order number (PO) on them and cannot be zipped. Invoices without a PO number on them or zipped attachments will not be accepted for processing.

Note to Enanta: When payments shift to post-PoC, Novartis to provide Enanta with new contact information for the invoices.

Confidential materials omitted and filed separately with the Securities and Exchange

Commission. Asterisks denote such omission.

EXHIBIT D

NOVARTIS THIRD PARTY CODE OF CONDUCT

[to be inserted]

Confidential materials omitted and filed separately with the Securities and Exchange

Commission. Asterisks denote such omission.

Novartis Third Party Code of Conduct

Novartis wants to be known for being a responsible corporate citizen. We do everything that we can to operate in a manner that is sustainable – economically, socially and environmentally in the best interests of the long-term success of our enterprise and its stakeholders.

In support of this goal, Novartis firmly supports the principles of the United Nations Global Compact and the Pharmaceutical Industry Principles for Responsible Supply Chain Management, and we are committed to reflecting these in our business principles and practices.

www.novartis.com/supplier

Version 2.0, April 2007

Confidential materials omitted and filed separately with the Securities and Exchange

Commission. Asterisks denote such omission.

Supply Chain Principles | 2

Pharmaceutical Industry Principles for Responsible Supply Chain Management

This document outlines the Pharmaceutical Industry Principles for Responsible Supply Chain Management (the “Principles”) for ethics, labor, health and safety, environment and related management systems. The Principles may be voluntarily supported by any business in the pharmaceutical industry.

Companies supporting the Principles:

•	Will integrate and apply these Principles in a manner consistent with their own supplier programs.

•

Believe that society and business are best served by responsible business behaviors and practices. Fundamental to this belief is the understanding that a business must, at a minimum, operate in full compliance with all applicable laws, rules and regulations.

•

Are aware of differences in culture and the challenges associated with interpreting and applying these Principles globally. While companies supporting the Principles believe that what is expected is universal, it is understood that the methods for meeting these expectations may be different and must be consistent with the laws, values and cultural expectations of the different societies in the world.

•	Believe the Principles are best implemented through a continual improvement approach that advances supplier performance over time.

Supply Chain Principles | 3

Ethics

Suppliers shall conduct their business in an ethical manner and act with integrity. The ethics elements include:

1. Business Integrity and Fair Competition

All corruption, extortion and embezzlement are prohibited. Suppliers shall not pay or accept bribes or participate in other illegal inducements in business or government relationships. Suppliers shall conduct their business consistent with fair and vigorous competition and in compliance with all applicable anti-trust laws. Suppliers shall employ fair business practices, including accurate and truthful advertising.

2. Identification of Concerns

All workers should be encouraged to report concerns or illegal activities in the workplace, without threat of reprisal, intimidation or harassment. Suppliers shall investigate and take corrective action if needed.

3. Animal Welfare

Animals shall be treated humanely, with pain and stress minimized. Animal testing should be performed after consideration to replace animals, reduce the numbers of animals used or refine procedures to minimize distress. Alternatives should be used wherever scientifically valid and acceptable to regulators.

4. Privacy

Suppliers shall safeguard and make only proper use of confidential information to ensure that company, worker and patient privacy rights are protected.

Supply Chain Principles | 4

Labor

Suppliers shall be committed to uphold the human rights of workers and to treat them with dignity and respect. The labor elements include:

1. Freely Chosen Employment

Suppliers shall not use forced, bonded, indentured or involuntary prison labor.

2. Child Labor and Young Workers

Suppliers shall not use child labor. The employment of young workers below the age of 18 shall only occur in non-hazardous work and when young workers are above a country’s legal age for employment or the age established for completing compulsory education.

3. Non-Discrimination

Suppliers shall provide a workplace free of harassment and discrimination. Discrimination for reasons such as race, color, age, gender, sexual orientation, ethnicity, disability, religion, political affiliation, union membership or marital status is not condoned.

4. Fair Treatment

Suppliers shall provide a workplace free of harsh and inhumane treatment, including any sexual harassment, sexual abuse, corporal punishment, mental or physical coercion or verbal abuse of workers and no threat of any such treatment.

5. Wages, Benefits and Working Hours

Suppliers shall pay workers according to applicable wage laws, including minimum wages, overtime hours and mandated benefits.

Suppliers shall communicate with the worker the basis on which they are being compensated in a timely manner. Suppliers are also expected to communicate with the worker whether overtime is required and the wages to be paid for such overtime.

6. Freedom of Association

Open communication and direct engagement with workers to resolve workplace and compensation issues is encouraged. Suppliers shall respect the rights of workers, as set forth in local laws, to associate freely, join or not join labor unions, seek representation and join workers’ councils. Workers shall be able to communicate openly with management regarding working conditions without threat of reprisal, intimidation or harassment.

Supply Chain Principles | 5

Health and Safety

Suppliers shall provide a safe and healthy working environment, including for any company-provided living quarters. The health and safety elements include:

1. Worker Protection

Suppliers shall protect workers from over exposure to chemical, biological and physical hazards, physically demanding tasks in the workplace and in any company-provided living quarters.

2. Process Safety

Suppliers shall have programs in place to prevent or mitigate catastrophic releases of chemicals.

3. Emergency Preparedness and Response

Suppliers shall identify and assess emergency situations in the workplace and any company-provided living quarters, and minimize their impact by implementing emergency plans and response procedures.

4. Hazard Information

Safety information relating to hazardous materials – including pharmaceutical compounds and pharmaceutical intermediate materials – shall be available to educate, train and protect workers from hazards.

Supply Chain Principles | 6

Environment

Suppliers shall operate in an environmentally responsible and efficient manner, and they shall minimize adverse impacts on the environment. Suppliers are encouraged to conserve natural resources, to avoid the use of hazardous materials where possible and to engage in activities that reuse and recycle. The environmental elements include:

1. Environmental Authorizations

Suppliers shall comply with all applicable environmental regulations. All required environmental permits, licenses, information registrations and restrictions shall be obtained and their operational and reporting requirements followed.

2. Waste and Emissions

Suppliers shall have systems in place to ensure the safe handling, movement, storage, recycling, reuse or management of waste, air emissions and wastewater discharges. Any waste, wastewater or emissions with the potential to adversely impact human or environmental health shall be appropriately managed, controlled and treated prior to release into the environment.

3. Spills and Releases

Suppliers shall have systems in place to prevent and mitigate accidental spills and releases to the environment.

Supply Chain Principles | 7

Management Systems

Suppliers shall use management systems to facilitate continual improvement and compliance with the expectations of these principles. The management systems elements include:

1. Commitment and Accountability

Suppliers shall demonstrate commitment to the concepts described in this document by allocating appropriate resources.

2. Legal and Customer Requirements

Suppliers shall identify and comply with applicable laws, regulations, standards and relevant customer requirements.

3. Risk Management

Suppliers shall have mechanisms to determine and manage risks in all areas addressed by this document.

4. Documentation

Suppliers shall maintain documentation necessary to demonstrate conformance with these expectations and compliance with applicable regulations.

5. Training and Competency

Suppliers shall have a training program that achieves an appropriate level of knowledge, skills and abilities in management and workers to address these expectations.

6. Continual Improvement

Suppliers are expected to continually improve by setting performance objectives, executing implementation plans and taking necessary corrective actions for deficiencies identified by internal or external assessments, inspections and management reviews.

Corporate Citizenship Guideline # 5

Third Party Management

Corporate Citizenship Guideline 5
Initial Version:	approved by ECN August 21, 2003	Page 1 of 6
Version 2.2:	approved by 3PO’s and Head Corporate Services July 10, 2007

Purpose and References

1. Purpose of this guideline

This Guideline was issued by the Novartis Group Executive Committee (ECN) on August 21, 2003. In line with the CC Policy and Guideline #1, paragraph 10, it sets forth the Corporate Citizenship criteria which Novartis takes into account in selecting its suppliers and service providers (Third Parties).

Novartis supports the “Pharmaceutical Supply Chain initiative” (PSCI) (see also www.pharmaceuticalsupplychain.org). This guideline explains how Novartis integrates these principles in its supplier program.

2. Reference to Novartis Third Party Code of Conduct	To communicate the expectations from the Third Parties, Novartis has established a “Third Party Code of Conduct”, which specifies these expectations and is in line with the “Pharmaceutical Industry Principles for Responsible Supply Chain Management”.

3. Reference to Guidance Note 5.1

This Guideline is accompanied by the Guidance Note 5.1 “Practical Implementation Recommendations for Corporate Citizenship in Third Party Relations” which provides details for: selecting evaluation criteria; creating a dialogue on Corporate Citizenship principles through the use of standard questionnaires; performing assurance visits; and providing special support in certain situations that Novartis deems warranted.

Responsibilities

4. Divisions, Business Units, Novartis International	The Division Heads, Heads of Consumer Health Business Units, and the Head of Corporate Services are responsible for proper implementation of this Guideline within their units. They shall nominate a Third Party Officer (3PO) within their units. By preference, the 3PO shall be the head of a purchasing department or the head of a supply chain function.

5. Third Party Officer’s Responsibility	The 3PO shall ensure that for all purchasing operations within his/her unit, a “Third Party Management Process” is in place which covers purchasing operations in all affiliates and sites. The 3PO is the driving force within the unit to implement this Guideline (= CC5), including recruitment and training of local 3PM’s and ensuring high quality of data and risk assessment associated to the CC5 process.

6. Third Party Management	In each local operational unit a responsible “Third Party Manager” (3PM) assures that responsibilities and processes are established, maintained and implemented. It should address: (1) the process by which Third Parties are identified, selected and contracted; and (2) the manner in which support by relevant functions (e.g. HR, HSE, Legal, Compliance Officers) is provided.

7. Ownership and Operating Responsibility

This Guideline and its associated Guidance Note # 5.1 are owned and maintained by Group Purchasing.

The Chief Procurement Officer shall, together with the 3PO’s ensure consistent application within Novartis as well as periodical reviews, as required. This is achieved by regular 3PO meetings, chaired by the Chief Procurement Officer. The 3PO’s also approve SOP’s for consistent management of CC5.

Proper management of CC5 is supported by a central database (GLOSUD), which is maintained by Group Purchasing, the data being entered by all Divisions, Business Units or Novartis International.

Principles & Expectations

8. Our principles and expectations	Novartis gives preference to Third Parties that share the societal and environmental values required by the Global Compact. As a consequence, Third Parties are expected to comply with minimum standard requirements concerning ethics, labor, health, safety and environmental protection and management systems, specified in the Novartis Third Party Code of Conduct and set forth in paragraphs 9 – 13 of this Guideline.

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Compliance with the Third Party Code of Conduct shall be assessed before contracting with any Third Party and shall constitute an element of equal importance among other evaluation criteria such as price or quality.

While we recognize that there are different legal and cultural environments in which our Business Partners operate throughout the world, it is Novartis’ intention to work collaboratively with Third Parties to achieve these goals on a long term and sustainable basis.

9. Ethics	Suppliers shall conduct their business in an ethical manner and act with integrity. The ethics elements include:

1. Business Integrity and Fair Competition

All corruption, extortion and embezzlement are prohibited. Suppliers shall not pay or accept bribes or participate in other illegal inducements in business or government relationships. Suppliers shall conduct their business consistent with fair and vigorous competition and in compliance with all applicable anti-trust laws. Suppliers shall employ fair business practices including accurate and truthful advertising.

2. Identification of Concerns

All workers should be encouraged to report concerns or illegal activities in the workplace without threat of reprisal, intimidation or harassment. Suppliers shall investigate and take corrective action if needed.

3. Animal Welfare

Animals shall be treated humanely with pain and stress minimized. Animal testing should be performed after consideration to replace animals, to reduce the numbers of animals used, or to refine procedures to minimize distress. Alternatives should be used wherever these are scientifically valid and acceptable to regulators.

4. Privacy Suppliers shall safeguard and make only proper use of confidential information to ensure that company, worker, and patient privacy rights are protected.

10. Labor	Suppliers shall be committed to uphold the human rights of workers and to treat them with dignity and respect. The Labor elements include:
1. Freely Chosen Employment Suppliers shall not use forced, bonded or indentured labor or involuntary prison labor.

2. Child Labor and Young Workers

Suppliers shall not use child labor. The employment of young workers below the age of 18 shall only occur in non hazardous work and when young workers are above a country’s legal age for employment or the age established for completing compulsory education.

3. Non-Discrimination

Suppliers shall provide a workplace free of harassment and discrimination. Discrimination for reasons such as race, color, age, gender, sexual orientation, ethnicity, disability, religion, political affiliation, union membership or marital status is not condoned.

4. Fair Treatment

Suppliers shall provide a workplace free of harsh and inhumane treatment, including any sexual harassment, sexual abuse, corporal punishment, mental or physical coercion or verbal abuse of workers and no threat of any such treatment.

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5. Wages, Benefits and Working Hours

Suppliers shall pay workers according to applicable wage laws, including minimum wages, overtime hours and mandated benefits.

Suppliers shall communicate with the worker the basis on which they are being compensated in a timely manner. Suppliers are also expected to communicate with the worker whether overtime is required and the wages to be paid for such overtime.

6. Freedom of Association

Open communication and direct engagement with workers to resolve workplace and compensation issues is encouraged.

Suppliers shall respect the rights of workers, as set forth in local laws, to associate freely, join or not join labor unions, seek representation and join workers’ councils. Workers shall be able to communicate openly with management regarding working conditions without threat of reprisal, intimidation or harassment.

11. Health and Safety	Suppliers shall provide a safe and healthy working environment, including for any company provided living quarters. The Health and Safety elements include:

1. Worker Protection

Suppliers shall protect workers from over exposure to chemical, biological, physical hazards and physically demanding tasks in the work place and in any company provided living quarters.

2. Process Safety

Suppliers shall have programs in place to prevent or mitigate catastrophic releases of chemicals.

3. Emergency Preparedness and Response

Suppliers shall identify and assess emergency situations in the workplace and any company provided living quarters, and to minimize their impact by implementing emergency plans and response procedures.

4. Hazard Information

Safety information relating to hazardous materials – including pharmaceutical compounds and pharmaceutical intermediate materials – shall be available to educate, train, and protect workers from hazards.

12. Environment	Suppliers shall operate in an environmentally responsible and efficient manner and they shall minimize adverse impacts on the environment. Suppliers are encouraged to conserve natural resources, to avoid the use of hazardous materials where possible and to engage in activities that reuse and recycle. The environmental elements include:

1. Environmental Authorizations

Suppliers shall comply with all applicable environmental regulations. All required environmental permits, licenses, information registrations and restrictions shall be obtained and their operational and reporting requirements followed.

2. Waste and Emissions

Suppliers shall have systems in place to ensure the safe handling, movement, storage, recycling, reuse, or management of waste, air emissions and wastewater discharges. Any waste, wastewater or emissions with the potential to adversely impact human or environmental health shall be appropriately managed, controlled and treated prior to release into the environment.

3. Spills and Releases Suppliers shall have systems in place to prevent and mitigate accidental spills and releases to the environment.

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13. Management Systems	Suppliers shall use management systems to facilitate continual improvement and compliance with the expectations of these principles. The management system elements include:
1. Commitment and Accountability Suppliers shall demonstrate commitment to the concepts described in this document by allocating appropriate resources.
2. Legal and Customer Requirements Suppliers shall identify and comply with applicable laws, regulations, standards and relevant customer requirements.
3. Risk Management Suppliers shall have mechanisms to determine and manage risks in all areas addressed by this document.
4. Documentation Suppliers shall maintain documentation necessary to demonstrate conformance with these expectations and compliance with applicable regulations.
5. Training and Competency Suppliers shall have a training program that achieves an appropriate level of knowledge, skills and abilities in management and workers to address these expectations.

6. Continual Improvement

Suppliers are expected to continually improve by setting performance objectives, executing implementation plans and taking necessary corrective actions for deficiencies identified by internal or external assessments, inspections, and management reviews.

Novartis Management Process
14. Information	Third Parties shall be made aware of the Third Party Code of Conduct and the compliance requirements to qualify for a business relationship with Novartis.

15. Clause in contract	Relevant contracts shall include explicit reference to the Third Party Code of Conduct and the compliance requirement to qualify for a business relationship with Novartis.

16. Classification of third parties	All Third Parties will be classified in one of five categories according to the industry they are in, the country in which they operate, their annual revenues with Novartis and the judgment of the buyer/3PM regarding the level of risks associated with their operations.

17. Class 0	The following Third Parties are out of scope and classified as Class 0: Medical doctors, Key opinion leaders, government agencies and inter-company transfers.

18. Class 1	Third Parties classified as non-critical (Class 1), shall be made aware of the Third Party Code of Conduct and the fact that Novartis gives preference to Third Parties that comply with these Principles or substantially similar standards.

19. Class 2	Third Parties classified as critical (Class 2) shall be asked explicitly for information about their level of compliance with the Third Party Code of Conduct and to provide basic corporate citizenship related information about their business (“self-assessment”). To this end Novartis provides a form to be used as is, or to be completed with questions of specific interest to the Business unit.

20. Class 3 or 4	For Third Parties classified as very critical (Class 3 or 4), Novartis shall seek additional assurance of their commitment to and implementation of the Third Party Code of Conduct. This assurance may include a request by Novartis to conduct assurance visits to the Third Party site in order to learn about the level of

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compliance with the Third Party Code of Conduct. For Third Parties using Novartis materials, processes, techniques, or know-how, e.g. toll or contract manufacturers, an assurance visit is mandatory for approval. As a basis for preparation and conducting the assurance visit, Novartis provides a questionnaire to be used as is, or to be completed with questions of specific interest to the unit. Follow-up visits should be conducted on a regular basis. Novartis shall maintain the data received during this process for ongoing compliance evaluations.

21. Improvement programs and special support (Class 4)	In cases where the results of the assurance visits and inquiries are unsatisfactory, Novartis may assist the Third Party in developing an improvement program designed to raise the level of compliance with the Third Party Code of Conduct. If concerns persist regarding the commitment or capability of the Third Party to improve of its own accord, a decision must be made at Corporate Steering Committee level as to whether special support should be provided (= Class 4) or the contract terminated. If an agreed improvement program is not completed within three years, or if the respective audit results are not satisfactory, then the contract shall be terminated.

22. Assessment process for known Third Parties	In cases where, in view of a previous or an ongoing business relationship, sufficient information about a specific Third Party is already available, the assessment process can be simplified and reduced to the level necessary to ascertain the Third Party’s compliance with the Third Party Code of Conduct. Such deviations from the standard assessment process must be justified and documented and must be approved by the 3PO.
Reporting Criteria & Measurements

23. Reporting to Senior Management

The Chief Procurement Officer is responsible for coordination of internal reporting on CC5 implementation, including the establishment of appropriate KPI’s for managing continuous improvement.

The 3PO’s are responsible for reporting the KPI achievements to the Executive Committee of their unit and to the Chief Procurement Officer.

24. Status of compliance and impact	A qualitative and quantitative assessment of the status of compliance and impact within the units is part of the KPI’s.

25. Reporting	The Chief Procurement Officer is responsible for establishing the format for reporting, the frequency, and the recipients of the reporting.
Escalation procedure

26. Termination of Third Party relationship	Indications for termination of a contractual relationship (see above 21) are escalated by the 3PM through the 3PO to the Division Head(s) or Head(s) of Consumer Health Business Unit(s). If the decision to terminate the relationship is not unanimous, the Chief Procurement Officer will bring the controversy to the attention of the CC Steering Committee. The Chairman of the CC Steering Committee will raise the controversy at the ECN.

27. Non compliance	Material non compliance of a business unit to the CC5 process as described in the relevant guidelines and SOP’s, as well as continual failure to meet the KPI’s is escalated by the Chief Procurement Officer to the CC Steering Committee. The Chairman of the CC Steering Committee will raise material non compliance at the ECN.

Version 2.2, July 4, 2007:

Proposed Changes to Article 7 (Ownership and Operating Responsibility)

Proposed Changes to Articles 23-27 (Reporting; Escalation)

Circular approval by the 3PO’s July 4, 2007

Final Approval with modification of Articles 26/27 by Head Corporate Services July 10, 2007

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EXHIBIT E

Global Laboratory Notebook Guidelines

Laboratory notebooks shall be issued and used in substantial compliance with the following:

This laboratory notebook is to be used to make a systematic, permanent record of all experimental work, and to record ideas or concepts which might be used to support patents, product registrations, and other activities. No other form of notebook may be used to record experimental observations Loose-leaf binders may only be used to store accessory data which cannot be pasted into the notebook. Provide sufficient experimental detail to allow an independent scientist with basic skills in the appropriate discipline to reproduce the work.

The book is issued to you and it is your personal responsibility to ensure its confidentiality and physical security at all times until it is handed over to the Research Archive for permanent storage. This will usually mean that the book is to remain on [Party]’s premises and that any relocation must be properly authorized. This Laboratory Notebook must be submitted to the local Research Archive for microfilming/scanning and safe storage ASAP after completion at the latest, 3 months after the last entry ALL lab notebooks irrespective of whether completed or only partially filled must be closed out and returned to the Research Archive one year after issue, or immediately if you relocate to a different site, or leave [Party].

General

On receipt of a new notebook immediately ensure that the identification panel is correctly filled in, and then register your signature, initials, and employee number in the “Table of Contributors and Signatures”.

Keep records clear, objective, accurate, and ensure they are dated unambiguously. Signatures must NEVER be back-dated or otherwise falsified.

Write preferably using a ball point pen in permanent black, waterproof ink. Do not use pencil, or ink which may run if wet

Whenever practicable, record directly into the lab notebook

Handwriting must be legible to be of evidential value.

Use pages in a chronological, sequential order. Do not leave empty spaces or empty pages. Cross through empty space on partly used pages with a diagonal line or X.

NEVER remove pages from the book and do not obscure the printed page numbers. Keep all entries within the printed margins.

When making corrections cross out with a single line. The original entry must remain readable.

ALL corrections and additions must be initialed and dated. Explain corrections if they change the interpretation of the experiment Corrections may normally only be made by the original author.

Books which are discontinued but not filled must be properly terminated by writing “Book Discontinued – No Entries Beyond This Page” on the first empty page. This final page must be signed by the author and witnessed.

NEVER make negative or derogatory statements about yourself, your

Witnesses must record their signature, initials and employee number in the “Table of Contributors and Signatures” the first time they witness each book

Only permanent NIBR employees can be witnesses.

Indexing

Lab notebooks must contain a “Table of Contents” which must contain sufficient information to facilitate easy review of the book contents by an independent reader.

Define all abbreviations used in the “Table of Abbreviations”.

Reference all accessory records not pasted into the notebook on page XX.

Use a uniform format for lab notebook references – this should comprise the book number (mandatory) + page number (mandatory) + line number (optional) e g E-0000-56(-35).

Structure

Structure lab notebook entries to assist interpretation by independent readers. Use headings where appropriate. The description of experiments must include (but not necessarily be limited to) at least the following items –

•	Date and Title (when the page was started)

•	Materials – Record the source and batch numbers of key materials

•

Method – Provide sufficient experimental detail to allow an independent worker with basic skills in the same scientific discipline to reproduce the work. Record all deviations from standard protocols however small.

•	Results – Record ALL experiments and findings, even those which work, or Novartis products in the notebook.

Confidential materials omitted and filed separately with the Securities and Exchange

Commission. Asterisks denote such omission.

Accessory Data

Paste accessory data into the book with a permanent adhesive. Sign or initial over the edges of sheets pasted into the book. Do not overlay or fold material pasted into the book.

Accessory data which is too bulky to paste into the book must be stored in files or binders which are properly labeled and bi-directionally cross referenced. Files or binders must be specifically identified and their labels should contain a cross reference to the laboratory notebook number. Key items of accessory data must be signed and dated. Electronic accessory data helpful for the interpretation of the experiment should be digitally signed and stored

Authorship and Signatures

Entries should wherever possible be made only by the person to whom the book is issued. In exceptional cases where multiple authorship is unavoidable, it must be clear who recorded which entries and when. Multiple authorship should be defined in the “Table of Contributors and Signatures”.

Sign and date each page as soon as it is completed (including any blank pages that are crossed out)

Completed pages (including crossed out blank pages) must be witnessed and dated within 2 weeks of the author’s signature.

A witness should be capable of appreciating the work recorded, and for patent protection, the witness should not have the potential to become a co-inventor of the work being witnessed.

may be considered to have “not worked” or be “negative”, however describe these as not having returned the expected results, or if a reaction, as not having produced the desired product.

•	Interpretation – must be objective and supported by the experimental data. Avoid the use of subjective comments and opinions such as “obvious”, “routine”, “clearly”.

Ideas

Record novel concepts and ideas. Be as specific as possible e.g. suggest compounds to be made, their possible utility, and proposed synthetic routes or test methods. Ideas for novel concepts must be signed, and promptly witnessed to be of value.

Confidentiality and Physical Security

The notebook remains the property of [Party] at all times and will contain confidential, proprietary, and trade secret information that must not be disclosed to unauthorized persons.

Notebooks must be kept locked in fire-resistant storage when not in use.

Notebooks must not be removed from [Party] premises unless appropriate authorization has been obtained.

Copies of laboratory notebook pages should be made only if absolutely necessary. Copies must be treated as confidential material like the book itself. Paper copies must be destroyed according to [Party] standard practices (i.e. shredding, diamond cutting, etc.) as soon as they have served their purpose.

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